UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GoPro, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)
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April 25, 2018
Dear Stockholders:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of GoPro, Inc., which will be held virtually on Tuesday, June 5, 2018 at 10:00 a.m. (Pacific Time). The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2018, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting.
The matters expected to be acted upon at the virtual Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet or telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.
We look forward to your attendance at our virtual Annual Meeting.
Sincerely,
Nicholas Woodman
Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2018 AT 10:00 A.M. (PACIFIC TIME):
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of GoPro, Inc. will be held virtually on Tuesday, June 5, 2018, at 10:00 a.m. (Pacific Time). The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2018, where you will be able to listen to the meeting live, submit questions and vote online.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect seven directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

Nicholas Woodman	Susan Lyne
Kenneth Goldman	Frederic Welts
Peter Gotcher	Lauren Zalaznick
Alexander Lurie
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.
3.    To amend our 2014 Equity Incentive Plan to revise the limit on non-employee director awards in any calendar year.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on April 12, 2018 are entitled to notice of, and to vote at, the virtual meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the virtual meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at our headquarters.
Your vote as a GoPro, Inc. stockholder is very important. Each share of GoPro Class A common stock that you own represents one vote and each share of GoPro Class B common stock that you own represents ten votes. For questions regarding your stock ownership, contact your brokerage firm or other entity that holds your shares or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, by calling (800) 937-5449, by writing to 6201 15th Avenue, Brooklyn, New York 11219 or by visiting their website at https://www.astfinancial.com.
By Order of the Board of Directors,
Nicholas Woodman
Chief Executive Officer
San Mateo, California
April 25, 2018

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE VIRTUAL MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

GOPRO, INC.
PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

April 25, 2018
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of GoPro, Inc. (“GoPro”) for use at GoPro’s 2018 Annual Meeting of Stockholders to be held virtually on June 5, 2018, at 10:00 a.m. (Pacific Time) (“Annual Meeting”), and any adjournment or postponement of the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2018, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting (“Proxy Statement”) and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 25, 2018. GoPro’s annual report on Form 10-K for the year ended December 31, 2017 filed on February 16, 2018 (“Annual Report”) will be available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient and less costly, and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the proposals described in this Proxy Statement.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 12, 2018 (“Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 111,880,429 shares of Class A common stock and 35,962,034 shares of Class B common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, each holder of shares of our common stock is entitled to one vote for each share of Class A common stock held and ten votes for each share of Class B common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

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Proposal No. 1 – Election of Directors. Each director will be elected by a plurality of the votes cast, which means that the seven individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or any of the nominees or “WITHHOLD” your vote with respect to one or any of the nominees.

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Proposal No. 2 – Ratification of Appointment of Independent Registered Accounting Firm. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

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Proposal No. 3 – Approval of the Amendment to the 2014 Equity Incentive Plan to Change the Limit on Awards That May Be Made to Non-Employee Directors. Approval of the amendment to the 2014 Equity Incentive Plan (the “2014 Plan”) to change the limit on awards that may be made to non-employee directors will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions occur when shares present at the Annual Meeting are marked “abstain.” A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. All of the other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon except where brokers can exercise discretion on “routine” matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
The board of directors recommends that you vote “FOR” each of the directors named in this Proxy Statement (“Proposal 1”), “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 (“Proposal 2”) and “FOR” the approval of the amendment to the 2014 Plan to change the limit on awards that may be made to non-employee directors (“Proposal 3”). None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated and the approval of the amendment to the 2014 Plan.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

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vote via the Annual Meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GPRO2018, where stockholders may vote and submit questions during the meeting. The Annual Meeting starts at 10:00 a.m. (Pacific Time) on June 5, 2018. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;

•	vote via telephone or Internet—in order to do so, please follow the instructions shown on your proxy card; or

•	vote by mail—complete, sign and date the proxy card enclosed herewith and return it before the Annual Meeting in the envelope provided.
Votes submitted by telephone or Internet must be received by 11:59 p.m. (Eastern Time) on June 4, 2018. Submitting your proxy, whether via the Internet, by telephone, or by mail, will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may “WITHHOLD” your vote from all nominees or any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, this is because your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If voting by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
GoPro will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, GoPro and its agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, GoPro will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, GoPro, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to the Corporate Secretary of GoPro (by any means) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or Internet; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
GoPro is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation and leadership, and nominating and governance), as well as a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our board of directors reviews each of the Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics annually and implements changes as appropriate. The Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics, and any waivers or amendments to the Code of Business Conduct and Ethics, are all available on our Investor Relations website (http://investor.gopro.com) in the “Corporate Governance” section.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors may choose its chairperson in any way that it considers to be in the best interests of our company. Our nominating and governance committee periodically considers the leadership structure of our board of directors, including the separation of the chairperson and chief executive officer roles and/or appointment of a lead independent director of our board of directors, and makes such recommendations to our board of directors as our nominating and governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person, the responsibilities of the lead independent director include: scheduling and preparing agendas for meetings of the independent directors; serving as a liaison between the chief executive officer and the independent directors; being available, under appropriate circumstances, for consultation and direct communication with stockholders; ensuring our board of directors is fulfilling its oversight responsibilities in strategy, risk oversight and succession planning; and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it is in the best interest of our company and our stockholders for our Chief Executive Officer, Mr. Woodman, to serve as both Chief Executive Officer and Chairman given his knowledge of our company and industry and strategic vision. Because Mr. Woodman has served and continues to serve in both these roles, our board of directors appointed Kenneth Goldman to serve as our lead independent director in April 2017, replacing Michael Marks who previously held that position from 2014 to April 2017. As lead independent directors in 2017, Messrs. Marks and Goldman, among other responsibilities during their respective tenures, presided over regularly scheduled meetings at which only our independent directors were present to foster open and honest communication, and served as a liaison between the Chairman and the President and the independent directors, and performed such additional duties as our board of directors may otherwise determine and delegate. Michael Marks’ and Edward Gilhuly’s board service terms expired at the 2017 Annual Meeting of Stockholders and we are deeply grateful for the significant contributions each of them made to our board. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for GoPro, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. The compensation and leadership committee reviews risks and exposures associated with compensation plans and programs, including incentive plans. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as described above under “Board Leadership Structure”). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.
We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Director Independence
Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of The Nasdaq Stock Market (“Nasdaq”) and applicable rules and regulations promulgated by the SEC. The applicable rules, regulations and listing standards of Nasdaq provide that a director is independent only if the board of directors affirmatively determines that the director does not have a relationship with the company which, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Such relationships may include employment, commercial, accounting, family and other business, professional and personal relationships.
Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, our board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Our board of directors has determined that Messrs. Goldman, Gotcher, and Welts, and Mses. Lyne and Zalaznick, are “independent directors” as defined under the applicable rules, regulations and listing standards of Nasdaq and applicable rules and regulations promulgated by the SEC. All members of our audit committee, compensation and leadership committee and nominating and governance committee must be independent directors under the applicable rules, regulations and listing standards of Nasdaq. Members of the audit committee also must satisfy a separate SEC independence requirement, which provides that (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GoPro or any of our subsidiaries other than their directors’ compensation, and (ii) they may not be an affiliated person of GoPro or any of our subsidiaries. Members of the compensation and leadership committee also must satisfy a separate SEC independence requirement and a related Nasdaq listing standard with respect to their affiliation with GoPro and any consulting, advisory or other fees they may have received from us. Our board of directors has determined that all members of our audit committee, compensation and leadership committee and nominating and governance committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2017, our board of directors met sixteen times, including telephonic meetings, the audit committee held five meetings, the compensation and leadership committee held eight meetings, and the nominating and governance committee held five meetings. With the exception of Anthony Bates and Frederic Welts, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by our board of directors and by all committees of our board of directors on which such director served. Mr. Bates attended 68% of the meetings in 2017 and Mr. Welts, who was appointed to the Board in October 2017, attended 60% of the meetings since his appointment.
Audit Committee
Our audit committee is comprised of Mr. Goldman, who serves as the chair, Mr. Gotcher and Ms. Zalaznick. Our board of directors has determined that each member of the audit committee meets the requirements for independence under the applicable rules, regulations and listing standards of Nasdaq and applicable rules and regulations promulgated by the SEC. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Goldman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (“Securities Act”).
All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee, among other things:

•	reviews the financial information which will be provided to stockholders and others;

•	reviews our system of internal controls by consulting with management, our internal compliance team and the independent registered public accounting firm;

•	appoints, retains and oversees the performance of the independent registered public accounting firm;

•	oversees our accounting and financial reporting processes and the audits of our financial statements;

•	pre-approves audit and permissible non-audit services provided by the independent registered public accounting firm; and

•	reviews related party transactions and proposed waivers of our Code of Business Conduct and Ethics.

Compensation and Leadership Committee
Our compensation and leadership committee (“CLC”) is comprised of Mr. Gotcher, who serves as the chair, Mses. Lyne and Zalaznick and Mr. Welts. Our board of directors has determined that each member of our compensation and leadership committee meets the requirements for independence under current Nasdaq and SEC rules, regulations and listing standards. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), an outside director, as defined pursuant to Section 162(m) and is “independent” as defined in Section 5605(a)(2) of the Nasdaq rules and Rule 10C-1 promulgated under the Exchange Act. The purpose of our compensation and leadership committee is to carry out the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation and leadership committee, among other things:

•	reviews and determines the compensation of our executive officers and other executives reporting to the Chief Executive Officer;

•	administers our equity incentive plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
The compensation and leadership committee engaged an independent executive compensation consulting firm, Compensia, Inc. (“Compensia”), to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for 2017. Specifically, Compensia was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

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review and assess our current director policies and practices, Chief Executive Officer and other executive officer compensation policies and practices and equity profile relative to market practices (with director compensation review done for the benefit of the nominating and governance committee, which per its charter has responsibility for director compensation review and recommendation);

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review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation and leadership committee; and

•	review market practices on employee stock purchase plans and other equity programs.
During 2017, Compensia worked directly with the compensation and leadership committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The compensation and leadership committee has determined that none of the work performed by Compensia during 2017 raised any conflicts of interest.
Nominating and Governance Committee
The nominating and governance committee is comprised of Ms. Zalaznick, who serves as the chair, Mr. Goldman and Ms. Lyne. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under current Nasdaq rules, regulations and listing standards. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees, including stockholder nominees, to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

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considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees and related compensation (and was assisted in its 2017 director compensation review by Compensia);

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.
Compensation and Leadership Committee Interlocks and Insider Participation
None of the members of our compensation and leadership committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation and leadership committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or our compensation and leadership committee.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meeting of stockholders. With the exception of Messrs. Gilhuly and Marks, all of our then current directors were present at our 2017 virtual annual meeting of stockholders held on June 6, 2017.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairman or lead independent director) may do so by letters addressed to the attention of our General Counsel. All communications are reviewed by our General Counsel and provided to the members of our board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors shall not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.
The address for these communications is:
GoPro, Inc.
c/o General Counsel
3000 Clearview Way
San Mateo, California 94402

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist it in identifying and evaluating potential nominees. Susan Lyne and Frederic Welts were appointed to our board of directors in April 2017 and October 2017, respectively. Ms. Lyne was appointed after board member Lauren Zalaznick introduced Ms. Lyne to the nominating and governance committee for consideration. Mr. Welts was appointed after board member Kenneth Goldman introduced Mr. Welts to the nominating and governance committee for consideration.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information – Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. When considering nominees, our nominating and governance committee may take into consideration many factors, including among other things, a candidate’s independence, integrity, diversity (inclusive of age, gender, ethnicity, sexual orientation and gender identity, in accordance with the nominating and governance committee charter), skills, knowledge about our business or industry, willingness and ability to devote adequate time and effort to the board of directors responsibilities in the context of the existing composition, knowledge about other areas that are expected to contribute to the board of directors’ overall effectiveness, and needs of the board of directors and its committees. Our board of directors and nominating and governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the Company. Accordingly, through the nomination process, the nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of eight directors. Seven of our directors will stand for election at the Annual Meeting to be held on June 5, 2018 and shall serve for a one-year term expiring at the 2019 Annual Meeting of Stockholders, and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal.
Shares represented by proxies will be voted “FOR” the election of each of the seven nominees named below, unless the proxy is marked to “WITHOLD” authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
Nominees to the Board of Directors
The nominees, their ages, occupations, and length of board service as of April 20, 2018 are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Nicholas Woodman	42	Chief Executive Officer and Chairman, GoPro, Inc.	2004
Kenneth Goldman(1)(2) †	68	Former Chief Financial Officer, Yahoo! Inc.	2013
Peter Gotcher(1)(3)	58	Independent Investor	2014
Alexander Lurie	44	Chief Executive Officer, SurveyMonkey, Inc.	2016
Susan Lyne(2)(3)	66	President and Managing Partner, BBG Ventures LLC	2017
Frederic Welts(3)	65	President and Chief Operating Officer, Golden State Warriors	2017
Lauren Zalaznick(1)(2)(3)	54	Media Executive	2016

(1)	Member of the audit committee

(2)	Member of the nominating and governance committee

(3)	Member of the compensation and leadership committee

†	Lead Independent Director
Nicholas Woodman founded GoPro and has served as our Chief Executive Officer and a member of the board of directors since 2004, as Chairman since January 2014 and as President from 2004 until June 2014. Mr. Woodman got his start in 1998 by founding an online gaming company, Funbug.com. When that venture failed in 2001, Mr. Woodman planned an international surfing trip to look for inspiration. While preparing for that trip, Mr. Woodman had the idea for a 35mm film-based wrist camera that could be worn during sports like surfing, enabling the user to capture images while engaged in the sport. This idea became GoPro’s first product, the HERO Camera. In the years that followed, Mr. Woodman, along with friends, family and employees, innovated on the HERO Camera concept along with a wide array of mounting devices that would make it easy to mount the camera to everything from helmets to surfboards, vehicles and more. Mr. Woodman holds a B.A. in Visual Arts from the University of California, San Diego. We believe Mr. Woodman’s experience as the founder of GoPro and his knowledge of our products and customers give him the experience and leadership capabilities that qualify him to serve as a member of our board of directors.
Kenneth Goldman has served on our board of directors since December 2013 and as lead independent director of our board since April 2017. Mr. Goldman has served as the President of Hillspire LLC, a wealth management service provider, since September 2017. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he was responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury, and investor relations. From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc. (acquired by SAP SE), Excite@Home, Cypress Semiconductor Corporation and VLSI Technology, Inc. (acquired by Philips Electronics). Mr. Goldman currently serves on the board of directors of NXP Semiconductor N.V., TriNet, Inc., RingCentral, Inc., and Zuora, Inc. as well as the Trustee Emeritus of Cornell University. Previously, Mr. Goldman served on the board of directors of Gigamon Inc. and Infinera Corporation. From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s (FASB’s) primary Advisory Council (FASAC). From January 2015 to December 2017, Mr. Goldman was appointed to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group (SAG), an organization that provides advice on the need to formulate new accounting standards or change existing standards. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve as a member of our board of directors based on his experience on the boards of directors of numerous companies, his extensive executive experience, and his service as a member of FASAC and SAG. He provides a high level of expertise and significant leadership experience in the areas of finance, accounting, and audit oversight.
Peter Gotcher has served on our board of directors since June 2014. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. From September 1999 to June 2002, Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to 1999. Mr. Gotcher founded Digidesign, Inc., a manufacturer of digital audio workstations, and served as its President, Chief Executive Officer and Chairman from 1984 until it was acquired by Avid Technology, a media software company, in 1995. He served as the Executive Vice President of Avid Technology from 1995 to 1996. Mr. Gotcher currently serves as the Chairman of the board of directors of Dolby Laboratories, Inc. He also serves on the board of trustees of Santa Clara University. Mr. Gotcher holds a B.A. in English Literature from the University of California at Berkeley. We believe Mr. Gotcher is qualified to serve as a member of our board of directors based on his broad understanding of the operational, financial, and strategic issues facing public companies and his background providing guidance to companies in the digital media industry.
Alexander Lurie has served on our board of directors since February 2016. Since January 2016, Mr. Lurie has served as the Chief Executive Officer of SurveyMonkey, Inc., a creator and publisher of online surveys, and he has served as a member of the board of SurveyMonkey since 2009, including as Chairman of the Board from July 2015 to January 2016. Mr. Lurie served as GoPro’s Senior Vice President of Media from November 2014 until January 2016. From February 2013 to January 2014, Mr. Lurie served as Executive Vice President for Guggenheim Digital Media, an internet media company. From April 2010 to August 2012, Mr. Lurie served as SVP, Strategic Development at CBS Corporation, a mass media corporation. From February 2008 to April 2010, Mr. Lurie served as Chief Financial Officer and Head of Business Development for CBS Interactive, a division of CBS Corporation. Mr. Lurie came to CBS Interactive via its acquisition of CNET Networks, a technology information website, where he served as Chief Financial Officer and head of Corporate Development from February 2006 to February 2008. Mr. Lurie began his career in the investment banking group at JPMorgan where he led equity transactions and mergers and acquisitions in the Internet sector. He holds a J.D. and M.B.A. degree from Emory University, and a B.A. in Political Science from the University of Washington. We believe Mr. Lurie is qualified to serve as a member of our board of directors based on his previous experience as an executive officer of GoPro, his operational and financial expertise from his management experience, and his background in the digital media industry.
Susan Lyne has served on our board of directors since April 2017. Since September 2014, Ms. Lyne has served as President and Managing Partner of BBG Ventures, an AOL-backed investment fund focused on women-led tech startups. From February 2013 to September 2014, Ms. Lyne was Chief Executive Officer of the AOL Brand Group where she oversaw the content brands of AOL, Inc., a global media technology company, including TechCrunch, Engadget, StyleList, Moviefone and MapQuest. From September 2008 to February 2013, she was Chief Executive Officer and then Chair of Gilt Groupe, Inc., the innovative ecommerce company that pioneered flash sales in the United States. From 2004 to 2008, Ms. Lyne served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc., a diversified media and merchandising company. From 1996 to 2004, Ms. Lyne held various positions at The Walt Disney Company, a diversified worldwide entertainment company, including President of ABC Entertainment where she oversaw the development of shows including Desperate Housewives, Grey’s Anatomy, and Lost. Ms. Lyne is currently a director of Brit Media, Inc. and has previously served as a director of Gilt Groupe, Inc., AOL, Inc., Martha Stewart Living Omnimedia, Inc. and Starz Entertainment Group, LLC. In addition, Ms. Lyne is a member of the Rockefeller University Council and a member of the Council on Foreign Relations. We believe Ms. Lyne is qualified to serve as a member of our board of directors based on her experience on the boards of directors of other companies, her extensive executive experience and her background in the media and consumer products industries.
Frederic Welts has served on our board of directors since October 2017. Since October 2011, Mr. Welts has served as President and Chief Operating Officer of the Golden State Warriors, a team in the National Basketball Association (NBA). From 2002 to 2011, Mr. Welts was President of the Phoenix Suns, a team in the NBA, serving the organization as President and Chief Executive Officer from 2009 to 2011. From 1982 to 1999, Mr. Welts held various positions at the NBA league office in New York, including as the Executive Vice President, Chief Marketing Officer and President of NBA Properties. Since 2014, Mr. Welts has served as a board member of the Bay Area Council and, since 2011, Mr. Welts has served as a board member of the Warriors Community Foundation. Since 2014, Mr. Welts has also served as a member of the NBA’s Team Advisory Committee and, since 2017, he has served on the NBA’s Global Inclusion Council. We believe Mr. Welts is qualified to serve as a member of our board of directors based on his extensive executive experience and marketing expertise.
Lauren Zalaznick has served on our board of directors since July 2016. Since January 2014, Ms. Zalaznick has been serving as a board member and senior advisor to several companies: she is currently a member of the boards of directors of RTL Group (since April 2018), The Nielsen Company (since April 2016) and Shazam (since April 2014), and she is a board observer of Refinery29, a private company (since November 2017). In addition, she is currently a senior advisor to various content and tech start-ups including LifePosts, and Medium.com. From 2004 through December 2013, Ms. Zalaznick held various roles of increasing responsibility within NBCUniversal, Inc. including Chairman, Entertainment & Digital Networks and Integrated Media where she had responsibility for the Bravo, Oxygen, Style, Telemundo and Mun2 networks and ran its digital portfolio. She was Executive Vice President at NBCUniversal, Inc. until departing the company in December 2013. Since July 2011, Ms. Zalaznick has been a trustee of the Corporation of Brown University from which she graduated with a Bachelor of Arts magna cum laude and Phi Beta Kappa. We believe Ms. Zalaznick is qualified to serve as a member of our board of directors based on her operational and management expertise and her background in digital media and content strategy.
There are no family relationships among our current directors and officers.
Non-Employee Director Compensation Arrangements
In June 2014, our board of directors adopted a non-employee director compensation policy, which was subsequently amended in August 2015, with the equity changes effective after the 2016 annual meeting of stockholders and the cash retainer changes effective in October 2015.
Pursuant to our non-employee director compensation policy in effect prior to our 2016 annual meeting of stockholders, each non-employee director was to receive a stock option having a grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) equal to $150,000 immediately following each annual meeting of stockholders. Each such stock option had a ten-year term and vested in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of our stockholders, subject to the director’s continuous service on our board of directors at such time. In addition, immediately following the annual meeting of our stockholders, each non-employee director was to receive Restricted Stock Units (“RSUs”) having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $30,000. The shares underlying each RSU grant vested as to 25% in each quarter following the date of grant with the final 25% to vest on the earlier of the date of the annual meeting or the one-year anniversary of the date of grant, subject to the director’s continuous service on our board of directors at such time. The stock options and RSUs described above will accelerate and vest in full in the event of a change in control as defined under our 2014 Plan.

Pursuant to the current non-employee director compensation policy, immediately following each annual meeting of stockholders starting in 2016, we pay each non-employee director a cash retainer of $50,000. We also grant each non-employee director a stock option having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $122,500, based on a three-month trailing average of our closing stock price. Each such stock option will have a ten-year term and will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of our stockholders, subject to the director’s continuous service on our board of directors at such time. In addition, we grant each non-employee director RSUs having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $122,500, based on a three-month trailing average of our closing price. The shares underlying each RSU grant will vest as to 25% in each quarter following the date of grant with the final 25% to vest on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, subject to the director’s continuous service on our board of directors at such time. The stock options and RSUs described above will accelerate and vest in full in the event of a change in control as defined under our 2014 Plan. Directors who are appointed to our board of directors between the annual meetings of our stockholders will receive pro-rated stock option and RSU grants. Accordingly, Ms. Lyne who was appointed to our board of directors in April 2017, between the 2016 and 2017 annual meetings of stockholders, and Mr. Welts who was appointed to our board of directors in October 2017, between the 2017 and 2018 annual meetings of stockholders, received pro-rated stock option and RSU grants in accordance with the policy described in this paragraph.
In addition to the cash retainers and the annual stock option and RSU grants for service as a member of our board of directors, our non-employee director compensation policy provides for additional cash retainers to the lead independent director and the chairs and members of each committee of our board of directors equal to the following:
•     $20,000 for the lead independent director;
•    $25,000 for the chair of our audit committee;
•    $12,500 for audit committee member (other than the chair);
•    $18,500 for the chair of our compensation and leadership committee;
•    $10,000 for compensation and leadership committee member (other than the chair);
•    $10,000 for the chair of our nominating and governance committee; and
•    $5,000 for nominating and governance committee member (other than the chair).
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Director Compensation
The following table provides information for 2017 concerning all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion of 2017. Nicholas Woodman, our Chief Executive Officer, is not included in the table below because he did not receive additional compensation for his services as a director. His compensation as an employee is shown below in “Executive Compensation – Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Anthony Bates	—	—	—	—(10)
Edward Gilhuly	60,442	—	—	60,442
Kenneth Goldman	76,596(2)	122,672(3)	122,649(4)	321,917
Peter Gotcher	77,156	122,672(3)	122,649(4)	322,477
Alexander Lurie	50,000	122,672(3)	122,649(4)	295,321
Susan Lyne	28,236	137,937(5)	140,118(6)	306,291
Michael Marks	54,313	—	—	54,313
Frederic Welts	—	76,080(7)	76,824(8)	152,904
Lauren Zalaznick	71,606(9)	122,672(3)	122,649(4)	316,927

(1)	The amounts reported in this column represent the aggregate grant date value of RSUs or option awards, as applicable, made to directors in 2017 computed in accordance with FASB ASC Topic 718.

(2)	Mr. Goldman was appointed lead independent director immediately following the annual stockholder meeting in June 2017. $20,000 in fees for services as lead independent director will be paid in 2018.

(3)
On June 6, 2017, Messrs. Goldman, Gotcher and Lurie and Ms. Zalaznick each received an award of 14,449 RSUs which vested as to 25% of the shares subject to the award in each quarter following the date of grant, with the final 25% to vest on June 5, 2018, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on such date. As of December 31, 2017, 7,225 of the RSUs remained unvested for each board member. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

(4)
On June 6, 2017, Messrs. Goldman, Gotcher and Lurie and Ms. Zalaznick each received a grant of options to purchase 31,336 shares of common stock which will vest in full on June 5, 2018, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these Options will accelerate and become immediately vested and exercisable.

(5)
Ms. Lyne joined GoPro’s board of directors on April 21, 2017. On April 21, 2017, Ms. Lyne received a pro-rated award of 1,721 RSUs which vested in full on June 6, 2017, the date of our 2017 annual meeting of stockholders.

On June 6, 2017, Ms. Lyne received an award of 14,449 RSUs which vests as to 25% of the shares subject to the award in each quarter following the date of grant, with the final 25% to vest on June 5, 2018, the date of our Annual meeting, subject to Ms. Lyne’s continuous service on our board of directors on such date. As of December 31, 2017, 7,225 of the RSUs remain unvested. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

(6)
Ms. Lyne joined GoPro’s board of directors on April 21, 2017. On April 21, 2017, Ms. Lyne received a pro-rated grant of options to purchase 4,272 shares of common stock which vested in full on June 6, 2017, the date of our 2017 annual meeting of stockholders.

On June 6, 2017, Ms. Lyne received a grant of options to purchase 31,336 shares of common stock which will vest in full on June 5, 2018, the date of our Annual Meeting, subject to Ms. Lyne’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these Options will accelerate and become immediately vested and exercisable.

(7)
Mr. Welts joined GoPro’s board of directors on October 27, 2017. On October 27, 2017, Mr. Welts received a pro-rated award of 7,608 RSUs which vested as to 33% of the shares subject to the award in each quarter following the date of grant, with the final 33% to vest on June 5, 2018, the date of our Annual Meeting, subject to Mr. Welts’ continuous service on our board of directors on such date. As of December 31, 2017, 5,072 of the RSUs remain unvested. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

(8)
Mr. Welts joined GoPro’s board of directors on October 27, 2017. On October 27, 2017, Mr. Welts received a pro-rated grant of options to purchase 17,272 shares of common stock which will vest in full on June 5, 2018, the date of our Annual Meeting, subject to Mr. Welts’ continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), such Options will accelerate and become immediately vested and exercisable.

(9)
Ms. Zalaznick was a member of the nominating and governance committee in 2017 and became chair of the nominating and governance committee in February 2017. $534 in prorated annual fees for services during 2017 as chair of the nominating and governance committee was paid in 2018.

(10)
Mr. Bates received no compensation in 2017 for services as a director. As a former employee of the Company (whose employment as GoPro’s President terminated on December 31, 2016) and pursuant to his separation agreement, certain of Mr. Bates’ stock options remained fully vested and outstanding in lieu of compensation for Mr. Bates’ board service.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2017:

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Anthony Bates	2,751,024(1,2,3)	4,470(4)
Edward Gilhuly	—	—
Kenneth Goldman	151,197(5)	7,225
Peter Gotcher	79,480(6)	7,225
Alexander Lurie	67,785	7,225
Susan Lyne	35,608	7,225
Michael Marks	—	—
Frederic Welts	17,272	5,072
Lauren Zalaznick	55,415	7,225

(1)
Mr. Bates terminated employment as GoPro’s President on December 31, 2016. Pursuant to Mr. Bates’ separation agreement 2,277,106 stock options priced at $18.40, 9,253 stock options priced at $44.48 and 455,413 stock options priced at $10.92, all of which were granted when he was an employee, are fully vested and remain outstanding in lieu of compensation for Mr. Bates’ board service.

(2)
Pursuant to Mr. Bates’ separation agreement, 9,252 stock options priced at $44.48 which were granted when he was an employee continued to vest in lieu of compensation for Mr. Bates’ board service. These Options will vest over a six-month period as follows: 1/6th of the shares vested on March 9, 2018, and 1/6th of the shares vest monthly thereafter through August 9, 2018, subject to Mr. Bates’ continuous status as an employee or service provider through each applicable date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), such options shall accelerate and become immediately vested and exercisable.

(3)
Consists of options to purchase 2,277,106 shares of Class B common stock under an option award granted pursuant to our 2010 Equity Incentive Plan (the “2010 Plan”) and 473,918 shares of Class A common stock under option awards granted pursuant to our 2014 Plan.

(4)
Pursuant to Mr. Bates’ separation agreement, 4,470 RSUs which were granted when he was an employee shall continue to vest in lieu of compensation for Mr. Bates’ board service. These RSUs will vest over a six-month period as follows: 1/6th vested on March 15, 2018, and 1/6th vests monthly thereafter through August 15, 2018, subject to Mr. Bates’ continuous status as an employee or service provider through each such date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

(5)
Consists of options to purchase 95,000 shares of Class B common stock under an option award granted pursuant to our 2010 Plan and 56,197 shares of Class A common stock under option awards granted pursuant to our 2014 Plan.

(6)
Consists of options to purchase 17,234 shares of Class B common stock under an option award granted pursuant to our 2010 Plan and 62,246 shares of Class A common stock under option awards granted pursuant to our 2014 Plan.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has re-appointed PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm to perform the audit of GoPro’s consolidated financial statements for 2018 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, GoPro has determined that it is good practice to request ratification of this selection by the stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm.
PricewaterhouseCoopers LLP audited GoPro’s financial statements for 2017 and 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for GoPro’s audit. The following table shows the fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016:

Fees Billed to GoPro	2017	2016
Audit fees(1)	$2,836,200	$2,603,700
Audit-related fees	—	—
Tax fees(2)	354,100	462,800
All other fees(3)	2,700	—
Total fees	$3,193,000	$3,066,500

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual financial statements and internal control over financial reporting; the review of our quarterly financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and audit services provided in connection with other statutory and regulatory filings.

(2)
“Tax fees” include fees for tax compliance, advice and planning. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal, state and international income tax matters, transfer pricing, international tax structure planning, assistance with indirect sales tax and assistance with tax audits.

(3)	“All other fees” include fees for products and services, namely software subscription fees.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to preapprove all audit and permissible non-audit services, other than de minimis non-audit services, provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3
APPROVAL OF THE AMENDMENT TO THE 2014 EQUITY INCENTIVE PLAN TO CHANGE THE LIMIT ON AWARDS THAT MAY BE MADE TO NON-EMPLOYEE DIRECTORS
Proposal
Our 2014 Plan, which became effective in June 2014 in connection with our initial public offering and was amended in 2016, provides for the grant of awards to eligible employees, directors, consultants, independent contractors and advisors in the form of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, RSUs and performance awards. Our board of directors, on the recommendation of its nominating and governance committee, and compensation and leadership committee (also referred to herein as CLC), is submitting this proposal to amend our 2014 Plan to change the limit on the awards that may be granted to a non-employee director in any calendar year from 1,000,000 shares to $700,000 in aggregate value of awards.
This proposal does not increase the total number of shares authorized for issuance under our 2014 Plan.
If stockholder approval of this proposal is not obtained, the limit on the awards that may be granted to non-employee directors in any calendar year will remain 1,000,000 shares.
Summary of the 2014 Plan
The below is a summary of the principal features of the 2014 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2014 Plan. It is qualified in its entirety by reference to the full text of the 2014 Plan, as amended and including the French Subplan, which is attached as Appendix A hereto.
We adopted the 2014 Plan, which became effective in June 2014, as the successor to our 2010 Plan. We amended the 2014 Plan in June 2016. Our 2014 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors, directors and advisors render services that are not in connection with the offer and sale of securities in a capital-raising transaction. As of March 31, 2018, a total of 24,678,006 shares were available for issuance under the 2014 Plan and the French Subplan, subject to adjustment to reflect stock splits, reorganizations and similar events. The number of shares reserved for issuance under our 2014 Plan will increase automatically on the first day of January of each of 2019 through 2024 by the number of shares equal to 3% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs) as of the immediately preceding December 31. However, our board of directors may reduce the amount of the increase in any particular year. In addition, the following shares are available for grant and issuance under our 2014 Plan:

•
shares subject to stock options or stock appreciation rights granted under our 2014 Plan that cease to be subject to the stock option or stock appreciation right for any reason other than exercise of the stock option or stock appreciation right;

•	shares subject to awards granted under our 2014 Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our 2014 Plan that otherwise terminate without shares being issued;

•	shares subject to awards under our 2014 Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award;

•	shares surrendered, cancelled, or exchanged for cash or a different award (or combination thereof);

•	shares issuable upon the exercise of stock options or subject to other awards under our 2010 Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise;

•	shares issued under our 2010 Plan that are forfeited or repurchased by us; and

•	shares subject to awards under our 2010 Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award.
No participant may be granted awards covering more than 3,000,000 shares of our Class A common stock under the 2014 Plan during any calendar year, other than new employees, who are eligible to receive no more than 6,000,000 shares of our Class A common stock under the 2014 Plan in the calendar year in which any such employee commences employment. No more than 134,702,290 shares shall be issued pursuant to the exercise of incentive stock options. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant. In addition, without giving effect to the amendment as proposed herein, the maximum number of shares subject to awards granted to each of our non-employee directors, pursuant to Section 12 of the 2014 Plan, in any calendar year shall not exceed 1,000,000.
Following discussions with our independent executive compensation consulting firm, Compensia, and a review of the market practices of our peer group, our CLC determined that the 2014 Plan limit on non-executive director equity awards should be revised so that in any calendar year the maximum number of shares subject to awards granted to each of our non-employee directors will not exceed $700,000 in aggregate value of awards. Our board of directors approved the inclusion of Proposal No. 3 to revise the 2014 Plan to implement this limit, subject to the approval of our stockholders.
Our current policy for non-employee director compensation, as described above under “Proposal No. 1 – Election of Directors – Non-Employee Director Compensation Arrangements” provides that each non-employee director shall annually receive a stock option having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $122,500 and an RSU with a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $122,500. The aggregate value of these annual awards is $245,000, which is below the proposed limit contained in this Proposal No. 3. We are proposing this change to our 2014 Plan to establish an upper limit on the value of awards that may be granted to non-employee directors in any calendar year, and give us the flexibility to increase non-employee director compensation if the CLC, in consultation with its independent executive consulting firm, determines that a change is advisable and in alignment with compensation practices among our peer group.
As of December 31, 2017, approximately 1,273 employees, approximately 131 consultants and independent contractors, and 7 non-employee directors were eligible to participate in the 2014 Plan.
Administration of the 2014 Plan
Our 2014 Plan is administered by the CLC, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of the CLC. The CLC has the authority to construe and interpret our 2014 Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Individuals participate in the 2014 Plan on the basis of the CLC’s exercise of its discretion to grant awards under the 2014 Plan. The CLC has the authority to reprice any outstanding stock award (by reducing the exercise price of any outstanding option, canceling an option in exchange for cash or another equity award or any other action that may be deemed a repricing under generally accepted accounting principles) under the 2014 Plan without the approval of our stockholders.
Awards That May Be Granted Under the 2014 Plan
Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the CLC. The CLC determines the exercise price for a stock option, within the terms and conditions of the 2014 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our Class A common stock on the date of grant, except where a higher exercise price is required in the case of certain incentive stock options, as described below.

We anticipate that in general, stock options will vest over a two-year to four-year period. Stock options may vest based on time or achievement of performance conditions. The CLC may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The CLC determines the term of stock options granted under the 2014 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested stock options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates is terminated for cause, then the option terminates immediately. If an optionholder’s service relationship with us or any of our affiliates terminates due to disability, the optionholder may exercise any vested options for a period of six months. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within three months following termination of service other than for cause or due to disability, the optionholder or a beneficiary may exercise any vested options for a period of 12 months. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its maximum term.
Unless the CLC provides otherwise, stock options generally are not transferable except by will or the laws of descent and distribution. An optionholder may, however, designate a beneficiary who may exercise the stock option following the optionholder’s death, subject to local laws and restrictions on enforcement.
Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the CLC. A restricted stock award is an offer by us to sell shares of our Class A common stock subject to restrictions. The price, if any, of a restricted stock award is determined by the CLC. Shares of Class A common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option or forfeiture restriction in our favor in accordance with a vesting schedule to be determined by the CLC. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the CLC. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited or subject to repurchase upon the participant’s cessation of continuous service for any reason.
RSUs are granted pursuant to RSU agreements adopted by the CLC. RSUs represent the right to receive shares of our Class A common stock at a specified date in the future, subject to forfeiture of that right because of termination of the holder’s services to us or the holder’s failure to achieve certain performance conditions.
Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the CLC. Stock appreciation rights provide for a payment, or payments, in cash or shares of our Class A common stock, to the holder based upon the increase in the fair market value of our Class A common stock on the date of exercise from the stated exercise price (subject to any maximum number of shares as may be specified in the applicable award agreement). Stock appreciation rights may vest based on continued service or achievement of performance conditions. Stock appreciation rights expire under the same rules that apply to stock options.
The 2014 Plan permits the grant of performance awards in the form of a cash bonus or an award of performance shares. Performance awards are distinct from the other equity awards (such as options, restricted stock awards, RSUs and stock appreciation rights) provided under the 2014 Plan. No person will be eligible to receive more than $1,000,000 in performance awards in any calendar year under the 2014 Plan. While other equity-based awards may be structured to vest, in whole or in part, upon the achievement of performance goals, those other awards are not performance awards within the meaning of the 2014 Plan and therefore are only subject to the per employee per calendar year share limitations discussed above, rather than this $1,000,000 limitation.
The CLC may grant other awards based in whole or in part by reference to our Class A common stock. The CLC sets the number of shares under the award and all other terms and conditions of such awards.

In the event that there is a specified type of change in our capital structure, such as a stock split, stock dividend, recapitalization, combination, reclassification or similar change in the capital structure of our company, without consideration appropriate adjustments will be made to (a) the class and maximum number of shares reserved under the 2014 Plan, (b) the class and maximum number of shares subject to stock options, stock appreciation rights and performance stock awards that can be granted in a calendar year, (c) the class and maximum number of shares that may be issued upon exercise of incentive stock options, (d) the maximum number of shares that may be awarded to an individual or to a new employee in any one calendar year, and (e) the number of shares and exercise price, if applicable, of all outstanding stock awards.
Corporate Transactions
The 2014 Plan provides that, in the event of a sale, lease or other disposition of all or substantially all of our assets, or specified types of mergers or consolidations (each, a “corporate transaction”) any of the following may occur: outstanding awards may be continued if we are the successor entity; outstanding awards may be assumed by any surviving or acquiring corporation; the surviving or acquiring corporation may substitute similar awards for those outstanding; awards may be settled for the full value of such outstanding award (whether or not then vested or exercisable) in cash or securities of the successor entity with payment deferred until the date or dates the award would have become exercisable or vested; or the vesting, exercisability and expiration of outstanding awards may be accelerated. Awards held by directors who are not employees of ours or our parent or subsidiary companies will immediately vest as to all or any portion of the shares subject to the stock award and will become exercisable at such times and on such conditions as the CLC determines.
Plan Suspension or Termination
Our board of directors has the authority to suspend or terminate the 2014 Plan at any time provided that such action does not impair the existing rights of any participant. The 2014 Plan will terminate in May 2024 unless earlier terminated by our board of directors.
History of Grants
As of March 31, 2018, options to purchase a total of 5,786,743 shares of our Class A common stock had been granted under the 2014 Plan, of which 47,495 have been exercised and 2,702,389 remained outstanding with weighted-average exercise price of $13.926356 per share. As of March 31, 2018, 17,623,922 RSUs had been granted under the 2014 Plan, of which 6,490,987 RSUs remained outstanding. The closing price per share of our Class A common stock as reported by Nasdaq on the Record Date of April 12, 2018 was $5.22. The following table summarizes the grants made to all current directors who are not executive officers as a group, each nominee for election as a director and each associate (as defined under the Exchange Act) of any such directors, from the inception of the 2014 Plan through March 31, 2018:

Name and Position	Number of Shares Underlying Options	Number of Shares Underlying Other Awards
Nicholas Woodman, Chief Executive Officer and Director Nominee	0	0
Anthony Bates, Director(1)	752,660	392,326
Kenneth Goldman, Director Nominee	56,197	26,774
Peter Gotcher, Director Nominee	62,246	25,450
Alexander Lurie, Director Nominee	67,785	25,903
Susan Lyne, Director Nominee	35,608	16,170
Frederic Welts, Director Nominee	17,272	7,608
Lauren Zalaznick, Director Nominee	55,415	24,615
All current director nominees who are not executive officers as a group (6 persons)	294,523	126,520
Associates of any such directors, executive officers or nominees	0	0

(1)
Mr. Bates terminated employment as GoPro’s President on December 31, 2016. Pursuant to Mr. Bates’ separation agreement certain equity awards granted to him as an employee vested or continued to vest and remain outstanding in lieu of compensation for Mr. Bates’ board service. All such grants to Mr. Bates were made in connection with his employment at the company and not in connection with his services as a director.

Certain Interests of Directors
In considering the recommendation of our board of directors with respect to this Proposal No. 3, stockholders should be aware that the members of our board of directors have certain interests that may present them with conflicts of interest in connection with such proposal. As discussed above, directors are eligible to receive awards under the 2014 Plan. Please see “Proposal No. 1 – Non-Employee Director Compensation Arrangements” and “Proposal No. 1 – Election of Directors – Director Compensation” in the Proxy Statement for more detail about equity grants to our directors. Our board of directors recognizes that approval of this proposal may benefit our directors and their successors. See “Equity Compensation Plan Information” for more information about compensation plans under which shares of our Class A common stock or Class B common stock may be issued.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2014 EQUITY INCENTIVE PLAN TO CHANGE THE LIMIT ON AWARDS THAT MAY BE MADE TO NON-EMPLOYEE DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers (“NEOs”); and

•	all of our directors and executive officers as a group.
Percentage ownership of our common stock before this offering is based on 35,964,409 shares of our Class B common stock and 111,874,238 shares of our Class A common stock outstanding on March 31, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our Class A common stock and Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2018 or RSUs that may vest and settle within 60 days of March 31, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Named Executive Officers:
Nicholas Woodman(2)	—	*	35,820,130	99.60%	75.97%
Ken Goldman(3)	47,282	*	95,000	*	*
Peter Gotcher(4)	52,747	*	73,212	*	*
Alexander Lurie(5)	68,592	*	—	*	*
Lauren Zalaznick(6)	45,081	*	—	*	*
Anthony Bates(7)	566,516	*	2,277,106	5.95%	4.72%
Susan Lyne(8)	16,829	*	—	*	*
Frederic Welts(9)	5,072	*	—	*	*
Brian McGee(10)	116,451	*	—	*	*
Sharon Zezima(11)	79,693	*	54,656	*	*
Charles Prober(12)	25,361	*	—	*	*
All executive officers and directors as a group (11 persons)(13)	1,023,624	*	38,320,104	99.77%	77.35%
5% Stockholders
Nicholas Woodman and Jill R. Woodman, as Co-Trustees of the Woodman Family Trust under Trust Agreement dated March 11, 2011(14)	—	*	27,794,122	77.28%	58.95%
BlackRock, Inc.(15)	6,887,094	6.16%	—	*	1.46%
The Vanguard Group - 23-1945930(16)	8,866,037	7.93%	—	*	1.88%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock of the designated class of security or less than 1% of the Total Voting Power, as applicable.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of: (i) 27,794,122 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, (ii) 663,004 shares of Class B common stock held by Mr. Woodman’s 2016 Grantor Retained Annuity Trust (each such trust, “GRAT”), (iii) 663,004 shares of Class B common stock held by the 2016 GRAT for Mr. Woodman’s spouse, (iv) 1,350,000 shares of Class B common stock held by Mr. Woodman’s 2017 GRAT, (v) 1,350,000 shares of Class B common stock held by the 2017 GRAT for Mr. Woodman’s spouse, (vi) 2,000,000 shares of Class B common stock held by Mr. Woodman’s 2018 GRAT, and (vii) 2,000,000 shares of Class B common stock held by the 2018 GRAT for Mr. Woodman’s spouse. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust. Mr. Woodman is the sole trustee of all six (6) GRATs.

(3)
Consists of (i) 668 shares of Class A common stock held by Mr. Goldman, (ii) 21,753 shares of Class A common stock held in the Goldman-Valeriote Family Trust UAD 11/15/95, (iii) 95,000 shares of Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2018, and (iv) 24,861 shares of Class A common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2018. Kenneth Goldman and Susan Valeriote are co-trustees and have shared voting and investment power over the shares owned by the Goldman-Valeriote Family Trust.

(4)
Consists of: (i) 378 shares of Class A common stock held by Mr. Gotcher, (ii) 21,459 shares of Class A common stock held in The Peter and Marie-Helene Gotcher Family Trust, (iii) 54,348 shares of Class B common stock held by The Peter and Marie-Helene Gotcher Family Trust, (iv) 1,630 shares of Class B common stock held by Mr. Gotcher, (v) 17,234 shares of Class B common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2018, and (vi) 30,910 shares of Class A common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2018. Mr. Gotcher is the President of The Peter and Marie-Helene Gotcher Family Trust.

(5)
Consists of (i) 32,143 shares of Class A common stock held by the Alexander J Lurie Trust dtd 10/16/2007, and (ii) 36,449 shares of Class A common stock subject to options held by Mr. Lurie that are exercisable within 60 days of March 31, 2018. Mr. Lurie is the sole trustee and beneficiary of the Alexander J Lurie Trust dtd 10/16/2007.

(6)
Consists of (i) 21,002 shares of Class A common stock held by Lauren Zalaznick and Phelim Dolan, and (ii) 24,079 shares of Class A common stock subject to options held by Ms. Zalaznick that are exercisable within 60 days of March 31, 2018.

(7)
Consists of (i) 95,734 shares of Class A common stock held by Mr. Bates, (ii) 469,292 shares of Class A common stock subject to options held by Mr. Bates that are exercisable within 60 days of March 31, 2018, (iii) 1,490 shares of Class A common stock subject to RSUs held by Mr. Bates that may settle within 60 days of March 31, 2018, and (iv) 2,277,106 shares of Class B common stock subject to options held by Mr. Bates that are exercisable within 60 days of March 31, 2018.

(8)
Consists of (i) 12,557 shares of Class A common stock held by Ms. Lyne, and (ii) 4,272 shares of Class A common stock subject to options held by Ms. Lyne that are exercisable within 60 days of March 31, 2018.

(9)	Consists of 5,072 shares of Class A common stock held by the Frederic K. Welts, Jr. Living Trust. Mr. Welts is the sole trustee and beneficiary of the Frederic K. Welts, Jr. Living Trust.

(10)
Consists of: (i) 276 shares of Class A common stock held by Mr. McGee’s spouse, and (ii) 116,175 shares of Class A common stock subject to options held by Mr. McGee that are exercisable within 60 days of March 31, 2018.

(11)
Consists of: (i) 5,834 shares of Class A common stock held by Ms. Zezima, (ii) 73,859 shares of Class A common stock subject to options held by Ms. Zezima that are exercisable within 60 days of March 31, 2018, and (iii) and 54,656 shares of Class B common stock subject to options held by Ms. Zezima that are exercisable within 60 days of March 31, 2018.

(12)	Consists of 25,361 shares of Class A common stock held by Mr. Prober.

(13)
Consists of (i) 242,237 shares of Class A common stock, (ii) 35,876,108 shares of Class B common stock, (iii) 779,897 shares of Class A common stock subject to options that are exercisable within 60 days of March 31, 2018, (iv) 1,490 shares of Class A common stock subject to RSUs that may settle within 60 days of March 31, 2018, and (v) 2,443,996 shares of Class B common stock subject to options that are exercisable within 60 days of March 31, 2018.

(14)
Consists of 27,794,122 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust.

(15)
Based on a Schedule 13G Amendment No. 1 filing made on January 25, 2018. Consists of 6,887,094 shares of Class A common stock held by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(16)
Based on a Schedule 13G Amendment No. 2 filing made on February 9, 2018. Consists of 8,866,037 shares of Class A common stock held by The Vanguard Group - 23-1945930. The address for The Vanguard Group - 23-1945930 is 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of March 30, 2018, and their positions are shown below.

Executive Officers	Age	Position(s)
Nicholas Woodman	42	Chief Executive Officer and Chairman
Brian McGee	58	Executive Vice President, Chief Financial Officer
Eve Saltman	53	Vice President, Corporate/Business Development, General Counsel and Secretary
Sandor Barna	49	Senior Vice President, Chief Technology Officer
Our board of directors chooses executive officers, who then serve at the board’s discretion. There is no family relationship among any of our directors or executive officers.
For information regarding Mr. Woodman, please refer to “Proposal No. 1 – Election of Directors” discussed above.
Brian McGee has served as our Executive Vice President, Chief Financial Officer since February 2018 and our Senior Vice President, Chief Financial Officer since March 2016. Mr. McGee served as our Vice President of Finance from September 2015 to March 2016, and was responsible for financial planning, tax, treasury and risk management in that role. From May 2011 to September 2015, Mr. McGee served in various positions at Qualcomm, most recently as the Vice President, Business Operations. Prior to Qualcomm, Mr. McGee was at Atheros Communications from December 2009 to May 2011 as the Vice President, General Manager Global Powerline Business. Prior to Atheros Communications, from January 2007 to December 2009, Mr. McGee was the Senior Vice President, Chief Financial Officer and Treasurer, at Intellon, a fabless semiconductor company that was acquired by Atheros Communications in December 2009. From 2003 to 2006, Mr. McGee was Vice President Finance and Chief Financial Officer of Lexar, a maker of digital media storage. Mr. McGee holds a B.S. in Finance from California Polytechnic State University (1983) and a Certificate in Management Accounting (1989).
Eve Saltman has served as our Vice President, Corporate/Business Development, General Counsel and Secretary since March 2018. Ms. Saltman served as our Vice President, Deputy General Counsel and Assistant Secretary from February 2017 to September 2017, our Deputy General Counsel and Assistant Secretary from July 2014 to February 2017, and our Associate General Counsel and Assistant Secretary from January 2014 to July 2014. From September 2017 to March 2018, Ms. Saltman served as General Counsel and Corporate Secretary of Asana, Inc., a web and mobile collaborative work management application. Prior to joining GoPro in 2014, Ms. Saltman served as VP, General Counsel, and Corporate Secretary of OL2, Inc. dba OnLive, a provider of cloud gaming services from September 2012 to January 2014 and VP, Legal, OnLive, Inc., from September 2008 to August 2012. Since 2014, Ms. Saltman has also served as a director of Lexicon of Sustainability, Inc., a non-profit organization. Ms. Saltman holds a J.D. from Georgetown Law School and a B.A. in History from Cornell University.
Sandor Barna has served as our Senior Vice President, Chief Technology Officer since February 2018. From December 2016 to February 2018, he served as our Vice President of Hardware Engineering and from October 2015 to December 2016 as our Vice President of Core Technology. From February 2015 to September 2015, Dr. Barna was Vice President of the Automotive and Scanning Division in the Image Sensor Group at ON Semiconductor, and from August 2014 to February 2015, Vice President Technology Development/Aptina CTO, a position he assumed after ON’s acquisition of Aptina Imaging in 2014. From October 2013 to August 2014, Dr. Barna was Chief Technology Officer at Aptina Imaging, and, from the company’s launch in July 2009, as Vice President and General Manager of Aptina Imaging’s Consumer Camera Business Unit. From 1997 to 2008, he held a variety of semiconductor engineering, research, and business strategy roles in Micron Technology’s Image Sensor Group and at Photobit Corporation. Dr. Barna holds a Ph.D. and an MA in Physics from Princeton University, and a BS in Physics from Yale University.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
GoPro’s executive compensation programs, policies and practices (“ECPs”) are designed to reflect the three major tenets of our executive compensation philosophy, namely to:

•	Align executive compensation with achievement of our business objectives and financial performance;

•	Motivate executive officers to take actions that enhance long-term stockholder value; and

•	Enable us to attract, retain and reward our executives who contribute to our success.
We manage our ECPs, including compensation-related corporate governance standards, in a manner consistent with our executive compensation philosophy. These ECPs are intended to both drive performance and either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests.
Executive Compensation Best Practices

Compensation and Leadership Committee Independence	Our board of directors maintains a compensation and leadership committee comprised solely of independent directors.
Compensation and Leadership Committee Advisor Independence
The compensation and leadership committee engages and retains its own advisors. During 2017, the compensation and leadership committee engaged an independent national consulting firm to assist with its responsibilities and such firm performs no additional consulting or other services for GoPro.

Annual Compensation Review
The compensation and leadership committee annually reviews our executive compensation philosophy and strategy, including reviewing our compensation peer group utilized for appropriate comparative purposes.

Compensation-Related Risk Assessment
We conduct annual evaluations of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on GoPro.

No Executive Perquisites
We do not offer perquisites or other personal benefits to our executive officers, including our NEOs except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. Our executive officers, including our NEOs, participate in our health and welfare benefit programs on the same basis as all of our employees.

“Double-Trigger” Change in Control Arrangements
The change in control post-employment compensation arrangements for our executive officers including our NEOs (other than an arrangement with Mr. Woodman, which contains a single-trigger) are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of (i) a change in control of our company, and (ii) a qualifying termination of employment.

Reasonable Change in Control Arrangements	The post-employment compensation arrangements for our management team, including our NEOs, provide for amounts and multiples that are within reasonable market norms.

Prohibition on Hedging and Pledging
Our management team, including our NEOs, and the members of our board of directors, are prohibited from speculating in our equity securities, including the use of short sales, or any equivalent transaction involving our equity securities and from engaging in any hedging transactions with respect to our equity securities.

Succession Planning
Our board of directors reviews the risks associated with our most critical executive positions on an annual basis so that we have an adequate succession strategy, and we have plans in place for these critical positions.

Retirement Programs
Other than our Section 401(k) plan, which is generally available to all U.S. employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our management team, including our NEOs.

Compensation Recoupment Policy
In 2016, we adopted a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a substantial restatement of financial results filed with the Securities and Exchange Commission, the policy permits the board, if the board determines appropriate under the circumstances, and the executive officer engaged in fraud or intentional illegal conduct that materially contributed to the restatement, to seek recovery of all or any portion of the incentive awards paid or awarded to an executive officer in excess of the awards that would have been paid or awarded based on the restated financial results.

Stock Ownership Guidelines	In 2016, we adopted a stock ownership policy for our Chief Executive Officer, President, and non-employee directors to align their interests with those of our stockholders.
This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our ECPs by presenting the following:

1.
Elements of Our Executive Compensation Program sets forth our executive compensation philosophy and describes the programs, policies and practices we apply and utilize to support achievement of our corporate goals and performance objectives.

2.
Further Considerations for Setting Executive Compensation discusses, among other things, the role of our compensation and leadership committee, consultants, peer group, and the impact of tax and accounting considerations.

3.	Business Highlights for 2017 summarizes our business results that impacted our 2017 executive compensation decisions.

4.	Executive Compensation Decisions for 2017 explains compensation decisions that were made last year based on our corporate results.

5.	Severance and Change in Control Arrangements discusses employment agreements and policies associated with our current and departing executives.
This CD&A focuses on the material elements of compensation of our NEOs as of December 31, 2017:

•	Nicholas Woodman, our Chief Executive Officer and Chairman of our board of directors;

•	Charles “CJ” Prober, our former Chief Operating Officer;

•	Brian McGee, our Executive Vice President, Chief Financial Officer; and

•	Sharon Zezima, our former Senior Vice President, Corporate/Business Development, General Counsel and Secretary.

•
In early 2018, we implemented a company-wide restructuring of our business. In connection with this restructuring, the following changes to our executive officers occurred in the first quarter of 2018:

•	Charles “CJ” Prober, our Chief Operating Officer terminated employment effective February 16, 2018.

•	Sharon Zezima, our Senior Vice President, Corporate/Business Development, General Counsel and Secretary terminated employment effective March 30, 2018.

•	Brian McGee was promoted to Executive Vice President, Chief Financial Officer, effective February 2, 2018.

•	Sandor Barna was promoted to Senior Vice President, Chief Technology Officer, effective February 2, 2018.

•	Eve T. Saltman was appointed our Vice President, Corporate/Business Development, General Counsel and Secretary, effective March 29, 2018.
Elements of Our Executive Compensation Program
Compensation Philosophy and Guiding Principles
We have designed our ECPs to reward our executive officers, including our NEOs, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive technology and consumer-oriented environments in which we operate. We have also designed our ECPs to reward our executive officers, including our NEOs, for superior performance. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate effective short-term and long-term performance, and satisfy our retention objectives. As an overarching objective, we seek to design each pay element to align the compensation of our management team with our corporate performance and long-term value creation for our stockholders. That principle has guided the design of both the annual and long-term incentive compensation opportunities of our executive officers.
The compensation and leadership committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the compensation and leadership committee considers market and industry practices, among other data points. While the compensation and leadership committee considers all of these factors in its deliberations, and places no formal weighting on any one factor in its overall compensation strategy, our bonus plan does assign weights to specific performance metrics.
As we continue to evolve as a publicly-traded company, the compensation and leadership committee will evaluate our compensation philosophy and program objectives as circumstances merit. At a minimum, we expect the compensation and leadership committee to review executive compensation annually.

Compensation Elements
The three primary elements of our executive compensation program are: (i) base salary, (ii) annual cash bonus opportunities, and (iii) long-term incentives in the form of equity awards subject to multi-year vesting, in each case as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions.
Provides competitive level of fixed compensation determined by the market value of the position, and the qualifications, experience and performance expectations of each executive officer and each individual position.

Annual cash bonuses
Achievement of pre-established corporate and individual performance objectives (for 2017, focused on our revenue growth, profitability and cost management, as well as individual contributions and management objectives).

Motivate executive officers to achieve during the fiscal year (i) short-term financial and operational objectives, and (ii) individual performance objectives. Performance levels are established to motivate our executive officers to achieve or exceed performance objectives.

Long-term incentives/equity awards	Corporate and individual performance that enhance long-term stockholder value. Vesting requirements promote retention of highly-valued executive officers.
Annual stock options and RSUs that vest over three to four years and provide a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our Class A common stock, and the awards are vesting over an extended period of time, they serve to focus management on the creation and maintenance of long-term stockholder value and help us attract, retain, motivate, and reward executive officers.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of each particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executive officers, including our NEOs, in 2017 under each of these elements.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable and high-quality management team. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, and to maintain internal parity across our executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the compensation and leadership committee reviews the base salaries of our executive officers, including our NEOs, at least annually.

Annual Cash Bonuses
We use annual cash bonuses to motivate our executive officers, including our NEOs, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed and may vary materially from year-to-year.
In addition to the corporate performance objectives, the annual cash bonuses for our executive officers, including our NEOs, are also based on each executive officer’s individual performance. Individual performance goals for each executive officer are identified at the beginning of the year in discussions with our Chief Executive Officer. These goals may be quantitative or qualitative in nature, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of these goals are intended to provide a set of common objectives that facilitate collaborative management and engagement, although our executive officers could also be assigned individual objectives.
Long-Term Incentives/Equity Awards
We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our NEOs, by providing them with the opportunity to build an equity interest in GoPro and to share in the potential appreciation of the value of our common stock.
Generally, in determining the size of the equity awards granted to our executive officers, the compensation and leadership committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity award), as well as the factors described above. The compensation and leadership committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, may have on stockholder value.
Annual equity is awarded to NEOs in the form of stock options (the right to purchase shares of our Class A common stock at a predetermined price subject to time based vesting), and RSUs which represent the right to receive shares of our Class A common stock subject to time based vesting. Fifty percent of each NEO’s equity opportunity is delivered in stock options and 50% of the opportunity is delivered in RSUs (see “Executive Compensation Decisions for 2017 – Long Term Incentive Compensation” below). The compensation and leadership committee evaluates equity vehicles annually to determine which form of equity best aligns executive incentives with the long-term interest of our stockholders. The compensation and leadership committee may choose to utilize other performance-based equity vehicles.
Welfare and Health Benefits
We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan.
All participants’ interests in their deferrals are 100% vested when contributed under both plans. In 2017, we made matching contributions into the Section 401(k) plan for our employees, which are deductible when made by us. Under the plan, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.
In addition, we provide other benefits to our executive officers, including our NEOs, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage and discretionary time-off. We do not offer our employees a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2017, none of the NEOs received perquisites or other personal benefits that were, in the aggregate, valued at $10,000 or more. In the future, we may provide perquisites or other personal benefits to our executive officers where we believe it serves a sound business purpose. We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation and leadership committee.
Further Considerations for Setting Executive Compensation
Compensation-Setting Process
Role of the Compensation and Leadership Committee
The compensation and leadership committee is responsible for establishing our overall compensation philosophy and reviewing and approving our executive compensation program, including the specific compensation of our executive officers (including our NEOs). The compensation and leadership committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers in 2017 and, as noted previously, has retained an executive compensation consultant, Compensia, Inc., as further discussed below. The compensation and leadership committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://investor.gopro.com.
In determining our overall compensation philosophy and approving the compensation of our executive officers, the compensation and leadership committee is assisted by its compensation consultant, as well as our Chief Executive Officer, our Vice President, People and Places, and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The compensation and leadership committee makes all final decisions regarding compensation for our executive officers, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards that are earned over a multi-year period. The compensation and leadership committee meets on a regularly-scheduled basis and at other times as needed and periodically reviews compensation matters with the entire board of directors.
At the beginning of each year, the compensation and leadership committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions and decisions (i) are properly coordinated, (ii) are aligned with our vision, mission, values and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation and leadership committee may make any necessary or appropriate modifications to our existing plans and arrangements or adopt new plans or arrangements.
The compensation and leadership committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation and leadership committee reviews market trends and changes in competitive compensation practices, as described below.
The factors to be considered by the compensation and leadership committee in determining the compensation of our executive officers, including our NEOs, include:

•	the recommendations of our Chief Executive Officer, and our Vice President, People and Places (except with respect to their own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	our corporate and individual achievements against one or more short-term and long-term performance objectives;

•	the individual performance of each executive officer against his or her business objectives;

•	a review of the relevant competitive market analysis prepared by its compensation consultant (as described below);

•	the expected future contribution of the individual executive officer;

•	historical compensation decisions we have made regarding our executive officers; and

•	internal pay equity based on the impact on our business and performance.
The compensation and leadership committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in making its decisions. The members of the compensation and leadership committee consider this information in light of their individual experience, knowledge of GoPro, knowledge of each executive officer, knowledge of the competitive market and business judgment in making their decisions regarding executive compensation and our executive compensation program.
As part of this process, the compensation and leadership committee evaluates the performance of our Chief Executive Officer each year and makes all decisions regarding his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments and long-term incentives in the form of equity awards that are earned over a multi-year period. Our Chief Executive Officer is not present during any of the deliberations regarding his compensation.
Role of our Chief Executive Officer
Our Chief Executive Officer works closely with the compensation and leadership committee in determining the compensation of our other executive officers, including the other NEOs. Our Chief Executive Officer works with the compensation and leadership committee to recommend the structure of the annual bonus plan, to identify and develop corporate and individual performance objectives for the annual bonus plan, and to evaluate actual performance against the selected measures.
At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers, including the other NEOs, for the previous year, and then shares these evaluations with, and makes recommendations to, the compensation and leadership committee for each element of compensation. Using his evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, our Chief Executive Officer makes recommendations regarding base salary adjustments, target annual cash bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards subject to multi-year vesting for each of our executive officers (other than himself) based on our financial and operating results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance goals. The compensation and leadership committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target compensation of each executive officer (other than our Chief Executive Officer), as well as each individual compensation element.
While the compensation and leadership committee will consider our Chief Executive Officer’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, Compensia, these recommendations and market data serve as only two of several factors that the compensation and leadership committee considers in making its decisions with respect to the compensation of our executive officers. No executive officer participates in the determination of the amounts or elements of his or her own compensation.
Role of Compensation Consultant
Pursuant to its charter, the compensation and leadership committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The compensation and leadership committee has the authority to make all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation and leadership committee.
Accordingly, as noted previously, in 2017, the compensation and leadership committee engaged Compensia to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation and leadership committee by Compensia in 2017 were as follows:

•	researched, analyzed and developed a proposed compensation peer group;

•	provided advice with respect to compensation best practices, regulatory developments and market trends for executive officers and members of our board of directors;

•	conducted an analysis of long-term incentive equity practices currently used by our compensation peer group and advised on design of our long-term incentive plans;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors;

•	provided design advice on our short-term annual incentive bonus plan; and

•	provided ad hoc advice and support throughout the year.
Representatives of Compensia attend meetings of the compensation and leadership committee as requested and communicate with the compensation and leadership committee outside of meetings. Compensia reports to the compensation and leadership committee rather than to management, although Compensia may meet with members of management, including our Chief Executive Officer, our Vice President, People and Places, and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the compensation and leadership committee.

The compensation and leadership committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable Nasdaq listing standards and has concluded that its relationship with Compensia and their respective work on behalf of the compensation and leadership committee has not raised any conflict of interest.
Compensation Peer Group
Given our unique history and business, market competitors and geographical location, the compensation and leadership committee believes that the competitive market for executive talent includes publicly traded technology companies, including Internet-based product and services companies. Accordingly, it develops a compensation peer group to contain a carefully-selected cross-section of public companies using factors described below, with revenues and market capitalizations that are similar to ours and that may also compete in a similar market for executive talent.
In November 2016, the compensation and leadership committee directed Compensia to formulate a group of peer companies to be used as a reference for market positioning and for assessing competitive market practices in connection with making 2017 executive compensation decisions. Compensia reviewed the pool of U.S.-based publicly-traded companies, taking into consideration our industry sector, the size of such companies (based on revenues and market capitalization) relative to our size and growth rate, and the following additional factors:

•	the comparability of the company’s business model;

•	the comparability of the company’s revenue and market capitalization;

•	the comparability of the company’s primary sales channels, including via the Internet;

•	the company’s consumer products and/or business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).
Following this review, Compensia recommended to the compensation and leadership committee a peer group of 16 information technology and consumer-oriented companies, which the compensation and leadership committee subsequently approved. The following comparable peers from March 2016 were removed: Akamai Technologies, Dealertrack Technologies, F5 Networks, Fortinet, Palo Alto Networks, Red Hat, ServiceNow, Skyworks Solutions, Solera Holdings, Trip Advisor, Twitter, and Workday. The following comparable peers were added in November 2016: Cirrus Logic, Plantronics, Polycom, Shutterfly, Square, Stratasys, Super Micro Computer, and Synaptics. The selected companies had revenues ranging from $681 million to $3.6 billion and market capitalizations ranging from $1.1 billion to $9.2 billion, which were comparable peers at the time of selection. The compensation and leadership committee reviewed the compensation data drawn from the compensation peer group to develop a representation of the “competitive market” specifically tailored to GoPro with respect to current executive compensation levels and related policies and practices. The compensation and leadership committee then evaluated how its contemplated compensation actions and decisions compared to the competitive market.

The companies comprising the compensation peer group were as follows:

Cirrus Logic	Pandora Media	Stratasys
Fitbit	Plantronics	Super Micro Computer
Garmin	Polycom	Synaptics
IPG Photonics	Rackspace Hosting*	Zebra Technologies
LendingClub	Shutterfly
Logitech	Square
*    Acquired in November 2016.
The compensation and leadership committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, solely using benchmarking as guidance. The committee, however, does believe that information regarding the compensation practices at our compensation peer group is useful in two respects. First, the compensation and leadership committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages.
Other Compensation Policies
Compensation Recoupment Policy
In 2016, we adopted a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a substantial restatement of financial results filed with the Securities and Exchange Commission, the policy permits the board, if the board determines appropriate under the circumstances, and the executive officer engaged in fraud or intentional illegal conduct that materially contributed to the restatement, to seek recovery of all or any portion of the incentive awards paid or awarded to an executive officer in excess of the awards that would have been paid or awarded based on the restated financial results.
In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as applicable to all public companies, we may be legally required to seek reimbursement from our Chief Executive Officer and Chief Financial Officer if, as a result of their misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.
Equity Incentive Award Grant Policy
It is our policy to avoid the granting of equity awards close in time to the release of material non-public information, and we have adopted a written equity incentive award grant policy to specify the timing of the effectiveness of our equity awards to avoid such timing. This policy provides the following guidelines to be observed by the compensation and leadership committee and our board of directors in administering the grant of equity awards under our equity compensation plans:

•	our board of directors has delegated to the compensation and leadership committee the express authority to administer our 2014 Plan, including the authority to grant awards under the 2014 Plan;

•
our board of directors has delegated to the equity management committee (a committee consisting solely of our Chief Executive Officer) the non-exclusive authority to grant equity awards to employees below the level of executive staff vice president where the awards fall within standard guidelines approved by the compensation and leadership committee and subject to a limitation on the number of shares of our common stock that may be granted in any year;

•
if the equity management committee approves equity awards on or before the 15th day of the month, the awards will be granted effective as of the 15th day of that month, and if it approves such equity awards after the 15th of the month, the grant date for these awards will be the approval date;

•
all equity awards granted outside the equity management committee guidelines or to our employees at or above the level of vice president who serve on the Company’s executive staff must be approved by the compensation and leadership committee; and

•	all equity awards to the non-employee members of our board of directors will be granted automatically in accordance with the terms of our Director Compensation Policy.
Under our 2014 Plan, the exercise price of any option to purchase shares of our Class A common stock may not be less than the fair market value (based on the market closing price) of our Class A common stock on the date of grant.
Stock Ownership Guidelines
In 2016, our board of directors adopted a stock ownership policy to better align the interests of our Chief Executive Officer, our President, and our non-employee directors with the interests of our stockholders. Pursuant to our policy, our Chief Executive Officer and our President are required to achieve ownership of our common stock valued at five times their annual base salary. Our non-employee directors are required to achieve ownership of our common stock valued at five times the amount of the annual retainer payable to directors within five years of joining the Board. The ownership levels of our directors and our Chief Executive Officer as of March 31, 2017 are set forth in the beneficial ownership table section below.
Derivatives Trading and Hedging and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our board of directors from speculating in our equity securities, including the use of short sales or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging or monetization transactions or trading on margin and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer, or member of our board of directors may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
Rule 10b5-1 Sales Plans
From time to time, certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. The adoption, amendment, termination and certain other actions with respect to Rule 10b5-1 plans must comply with the terms of our Policy on Securities Trades by GoPro, Inc. Personnel and the GoPro, Inc. Requirements for Trading Plans.
Frequency of Say-on-Pay Advisory Vote
As previously reported, at our 2015 annual meeting of stockholders, our stockholders selected, on a non-binding advisory basis, three years as the frequency at which we will hold a non-binding advisory vote to approve the compensation to be paid by us to our NEOs. Based on these results, our board of directors has determined that we will conduct future stockholder advisory votes regarding compensation awarded to our NEOs once every three years. This policy will remain in effect until the next stockholder vote on the frequency of stockholder advisory votes on the compensation of NEOs, expected to be held at our 2021 annual meeting of stockholders.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Tax Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While our compensation and leadership committee considers the deductibility of awards as one factor in determining executive compensation, our compensation and leadership committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017, and RSUs granted prior to April 1, 2015, will continue to be deductible pursuant to this transition rule. In addition, we believe that compensation expense incurred in respect of the Executive Bonus Plan for 2017 should be deductible under Section 162(m) because such expense is paid based on the achievement of predetermined performance goals established by our compensation and leadership committee pursuant to our stockholder-approved Executive Bonus Plan. Because of uncertainties in the interpretation and implementation of the changes to Section 162(m), however, including the scope of the transition relief, we can offer no assurance of such deductibility.
Accounting for Stock-Based Compensation
The compensation and leadership committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.
FASB ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and RSUs that may be settled for shares of our common stock to our executive officers, based on their fair values.
FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).
Compensation-Related Risks
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. The compensation and leadership committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In October 2017, our compensation and leadership committee conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on us.

Business Highlights for 2017
2017 highlights include the following:

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We released the cloud-connected HERO6 Black camera, powered by GoPro’s custom-designed GP1 processor. HERO6 offers 4K60 and 1080p240 video and the most advanced video stabilization ever achieved in a GoPro camera. HERO6 launched globally with a 93% channel fill rate at retail.

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We released Fusion, GoPro’s 5.2K spherical camera which captures 360-degree perspective. With the GoPro App, Fusion users can share footage as virtual reality content or, using the app’s OverCapture feature, “punch out” a traditional fixed-perspective video or photo from any angle in the spherical shot. Fusion launched at over 1,000 Best Buy stores and B&H Photo, and on GoPro.com.

•
We introduced GP1, GoPro’s custom-designed processor. The new chip enables twice the video frame rates, improved image quality, dynamic range, low-light performance and improved video stabilization over previous HERO camera generations. GP1 also enables HERO6 to analyze visual scenes and sensor data for improved image quality and automated QuikStories.

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We introduced QuikStories, a new feature within the GoPro app that pulls footage from a GoPro to automatically create videos. QuikStories are polished, shareable videos featuring customizable music, filters, and effects.

Other financial and operational highlights included the following:

•	GoPro reduced operating expenses to $548 million in 2017, down 34% year-over-year. Non-GAAP operating expenses were down 33% year-over-year to $476 million.

•	GoPro strengthened its balance sheet, ending the year with $247 million in cash and marketable securities.

•	For the fourth straight year, GoPro’s portfolio captured more than 80% of the Action Camera category by unit volume in the United States in 2017, according to The NPD Group’s Retail Tracking Service.

•	In Europe, GoPro held 69% and 44% of the Action Camera category by dollar and unit volume, respectively, in 2017, according to GfK.

•	In China and Japan, unit sales grew by 28% and 96%, respectively, year-over-year in 2017, marking two years of consecutive sell-through growth, according to GfK.

•	GoPro gained more than 4.8 million new social media followers in 2017, growing its total following to 35 million across all platforms, a 16% increase.

•	GoPro content was viewed ~700 million times on social media platforms in 2017, up more than 25% year-over-year.

•	The Quik Mobile Video Editing App was installed 38 million times since it launched in 2016. Quik App installs grew 120% year-over-year in 2017.
Executive Compensation Decisions for 2017
2017 was a year of evolution for our flagship HERO camera and expansion into virtual reality 360-degree capture. We are proud of the many product achievements described above which reflect our employees’ and executives’ successful focus on delivering the products and services that delight our users, and which we believe will drive camera sales and improve control over our financial results. As previously disclosed, after the launch of our HERO6 Black camera we saw demand for our HERO5 Black camera soften which we responded to with a price reduction late in the fourth quarter that ultimately increased sell-through. In January 2018, we also implemented a company-wide restructuring of our business resulting in a global reduction in force to reduce our employee headcount below 1,000 employees by the end of 2018, from 1,273 employees as of December 2017. We continue to focus on reducing operating expenses as we strive to bring value to our stockholders and customers. Decisions related to base salaries, bonus payouts and equity grants for 2017 reflect our product and service achievements and challenges we experienced in 2017.
Base Salary
In 2017, the compensation and leadership committee did not increase the base salary of Mr. Woodman as 2016 performance did not warrant a change and his base salary was deemed market competitive. In January 2017, Mr. Prober was promoted from Senior Vice President, Software and Services to Chief Operating Officer and his base salary was increased to $450,000 to align with the market for this position and the accountabilities of his new role. In February 2017, the compensation and leadership committee reviewed both Mr. McGee and Ms. Zezima’s base salaries based on discussions with Compensia regarding the competitive market, as well as performance as evaluated by our Chief Executive Officer. At that time the compensation and leadership committee approved a base salary of $400,000 for Mr. McGee and $375,000 for Ms. Zezima. In October 2017, Ms. Zezima assumed responsibility for our Corporate Development and Business Development functions. After review of external market practices to account for these additional responsibilities and align with market comparables, her salary was increased to $420,000.
The base salaries of our NEOs during 2017 are set forth in the “Summary Compensation Table” below.
Annual Cash Bonuses
In February 2017, the compensation and leadership committee decided to award cash bonus opportunities to our executive officers, including our NEOs. The compensation and leadership committee used its authority to select performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers and did so for 2017 (the “2017 Bonus Plan”). Awards under the 2017 Bonus Plan are subject to our Executive Bonus Plan, which was approved by our stockholders in 2015.
Under the 2017 Bonus Plan, the performance measures involving our financial results could be determined in accordance with GAAP, or such financial results could consist of non-GAAP financial measures, subject to adjustment by the compensation and leadership committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met. Individual performance would be based on a review of each executive officer’s actual performance during the year by our Chief Executive Officer, including any factors that he determined to be relevant and provided to the compensation and leadership committee for its consideration.

Target Bonus Opportunities
For 2017, the target annual cash bonus opportunities for each of our NEOs under the 2017 Bonus Plan, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Annual Base Salary ($)	Target Bonus Opportunity (as a percentage of base salary) (%)	Target Bonus Opportunity ($)
Nicholas Woodman	800,000	150	1,200,000
CJ Prober(1)	442,481	75	331,861
Brian McGee(2)	394,808	75	296,106
Sharon Zezima(3)	382,616	60	229,570
(1)Pro-rated based on salary change in January 2017.
(2)Pro-rated based on salary change in February 2017.
(3)Pro-rated based on salary changes in February and October 2017.
The target annual cash bonus opportunities of our executive officers, including the NEOs, focused on our short-term financial objectives as reflected in our annual operating plan while, at the same time, allowed for recognition of individual contributions toward achievement of those objectives and the successful execution of each executive’s individual roles and responsibilities. Target bonus opportunities differ among NEOs based on market data, position and level.
Corporate Performance Objectives
For purposes of the 2017 Bonus Plan, the compensation and leadership committee selected revenue, non-GAAP gross margin and non-GAAP bonus plan operating expense as the corporate performance measures. Each of these corporate performance measures was weighted as follows:

Corporate Performance Measure	2017 Target Level
Revenue	$1.30 billion
Non-GAAP Gross Margin	37.3%
Non-GAAP Bonus Plan Operating Expense	$468 million
For purposes of the 2017 Bonus Plan, the non-GAAP corporate performance measures were to be calculated as follows:
“Non-GAAP gross margin” refers to gross margin, as calculated under GAAP, excluding the impact of stock-based compensation expense and the amortization of acquisition-related costs.
“Non-GAAP bonus plan operating expense” refers to operating expense as calculated under GAAP, excluding bonus expense, as well as the impact of stock-based compensation expense, acquisition-related costs and restructuring costs.

The compensation and leadership committee believed these performance measures were appropriate for our business because they provided a balance between generating revenue, managing our expenses and ensuring the profitability of our business, all of which the compensation and leadership committee believes most directly influence long-term stockholder value. These metrics are consistent with performance metrics applied in 2016. The compensation and leadership committee established target performance levels for each measure at levels that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.
The threshold, target and maximum levels of achievement for each corporate performance measure and their respective payment amounts, with the actual bonus payment with respect to each measure to be determined independently, were as follows:

Corporate Performance Measure	Performance Measure Weight (%)	Threshold Performance Level	Threshold Performance (% of Target)	Threshold Payment (%)	Target Performance Level	Target Payment (%)	Maximum Performance Level	Maximum Performance (% of Target)	Maximum Payment (%)
Revenue	40	1.17 billion	Above 90%	25	1.30 billion	100	1.37 billion	Above 105%	200
Gross Margin (Non-GAAP)	30	35.4%	Above 95%	25	37.3%	100	39.1%	Above 105%	200
Bonus Plan Operating Expense (Non-GAAP)	30	483 million	Less than 103%	25	468 million	100	454 million	Less than 97%	200
In the event actual performance results are between the threshold and target, or between target and maximum performance levels, the payment amount would be calculated between each performance level on a linear basis.
In 2017, the compensation and leadership committee added a hurdle of 75% of the target revenue to the corporate performance measures of the plan (the “Hurdle”). If the Hurdle was not achieved, then notwithstanding any actual financial results, as measured against the metrics outlined above, no amount would become payable under the 2017 Bonus Plan to any covered employee under Section 162(m) of the Code. If the Hurdle was met, the 2017 Bonus Plan would fund at up to 200% (the maximum payment level) for each participating executive officer.
If the Hurdle was achieved and the 2017 Bonus Plan was funded, our compensation and leadership committee could then reduce individual payouts from the respective maximum 200% payment levels based on corporate and individual performance, provided that in no case could final individual payouts following such exercise of negative discretion exceed 130% of the respective executive officer’s total cash bonus opportunity as calculated pursuant to with the above table of corporate financial performance metrics.
Individual Performance
After the end of the year, our Chief Executive Officer evaluated each executive officer’s individual performance based on his assessment of the officer’s individual results and contributions to our executive team, recommended a total bonus payout based on corporate performance results as calculated under the 2017 Bonus Plan and individual contribution to such corporate performance results, and then submitted these recommendations to the compensation and leadership committee for review and approval. In the case of our Chief Executive Officer, his performance was evaluated and payment was determined by the compensation and leadership committee. Bonus payments under the 2017 Bonus Plan could not exceed 130% of each executive officer’s target annual cash bonus opportunity based on performance versus the corporate financial performance metrics identified above.
2017 Performance Results and Bonus Decisions
In February 2018, the compensation and leadership committee determined that, based on actual 2017 performance with respect to each corporate performance measure, weighted and combined payout results were at 52.5% of target bonus opportunities, reflecting achievement of 90% of the revenue target, 89% of the gross margin target and 137% of the operating expense target. Reconciliations of GAAP to the non-GAAP gross margin and non-GAAP bonus plan operating expense corporate performance measures are set forth in Appendix B.

Based on its review of our overall corporate performance, and assessment of our Chief Executive Officer’s individual performance in relation to our business results and financial challenges for 2017, the compensation and leadership committee did not feel overall performance goals were met and did not approve a bonus payment for Mr. Woodman. The compensation and leadership committee approved our Chief Executive Officer’s recommendation for a bonus payment aligned with our results of 52.5% of target bonus opportunity to Mr. McGee. Both Mr. Prober and Ms. Zezima also received 52.5% of their target bonus under the 2017 Bonus Plan, which aligned with our results (and which was memorialized in their separation agreements executed in 2018). The payouts were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity ($)	Actual Annual Cash Bonus Payment ($)	Percentage of Target Annual Cash Bonus Opportunity
Nicholas Woodman	1,200,000	0	0
CJ Prober(1)	331,861(1)	174,227	52.5
Brian McGee(2)	296,106(2)	155,456	52.5
Sharon Zezima(3)	229,570(3)	120,524	52.5

(1)	Pro-rated based on salary change in January 2017.

(2)	Pro-rated based on salary change in February 2017.

(3)	Pro-rated based on salary changes in February and October 2017.
The annual cash bonuses paid to our NEOs for 2017 are also set forth in the “Summary Compensation Table” below, under the column “Non-Equity Incentive Plan Compensation.”
Long-Term Incentive Compensation
Equity Awards for Named Executive Officers
In 2017, the compensation and leadership committee engaged Compensia to review the various long-term incentive vehicles used by our peers and determined that using a mix of 50% stock options and 50% RSUs would be the best approach for us to attract and retain key talent in our industry and align our executive officers’ interests with the long-term interests of our stockholders.

In February 2017, Messrs. Prober and McGee and Ms. Zezima were awarded options to purchase shares of our Class A common stock and RSUs that may be settled in shares of our Class A common stock. These awards were based on the competitive market for their respective roles, contributions in 2016 and expected long-term contributions to GoPro. The compensation and leadership committee did not grant Mr. Woodman an equity award in 2017 based on 2016 performance results and the belief that as our founder and majority stockholder, Mr. Woodman’s interests continue to be well aligned with those of our stockholders.
The equity awards granted to our NEOs in 2017 are set forth in the “Summary Compensation Table” and the “2017 Grants of Plan-Based Awards Table” below.
2018 Compensation for Chief Executive Officer
On January 4, 2018, Mr. Woodman, our Chief Executive Officer, and the Company entered into a waiver agreement (the “Waiver Agreement”), pursuant to which the Company and Mr. Woodman agreed that Mr. Woodman would receive a nominal salary of $1 and no target 2018 cash bonus for the year ending December 31, 2018 (the “Cash Compensation Reduction”). The Waiver Agreement also provided that Mr. Woodman’s salary and target cash bonus would not be increased again without consent of the Company, that Mr. Woodman has no entitlement to or expectation of a reversal of the Cash Compensation Reduction or other gross-up or true-up of or increase in his salary or target bonus, and that Mr. Woodman waives “good reason” under his employment agreement in connection with the Cash Compensation Reduction and the associated adverse effects on the level of Mr. Woodman’s participation in certain of the Company’s benefit plans. Any future material reduction in Mr. Woodman’s base salary or target bonus giving rise to “good reason” under Mr. Woodman’s employment agreement will be determined by reference to Mr. Woodman’s then-current base salary and target bonus following the Cash Compensation Reduction and not by reference to his base salary or target bonus in effect prior to the Cash Compensation Reduction.
Severance and Change in Control Arrangements
Employment Arrangements
We have extended written employment offer letters to each of our executive officers, including our Chief Executive Officer and our other NEOs. Each of these arrangements was approved on our behalf by our board of directors or the compensation and leadership committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In entering into these arrangements, our board of directors or the compensation and leadership committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing environment. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our board of directors or the compensation and leadership committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial or ongoing compensation arrangements for the NEO, including an initial or ongoing base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award in the form of stock options or RSUs.
For a summary of the material terms and conditions of the employment arrangements with each of our NEOs, see “Employment, Severance and Change in Control Agreements” below.

Change in Control and Severance Policy
In January 2014, we adopted a change in control and severance policy, with benefits tied to a qualifying termination in the event of a change in control applicable to our executive officers and certain other employees pursuant to which each individual entered into a written agreement governing such situations. We believe that the severance policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. Second, it helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the pendency or negotiation of a change in control transaction, which we believe would help to preserve our value and the potential benefit to be received by our stockholders in the transaction. Finally, the change in control and severance policy is easier for us to administer than individually negotiated severance agreements, as it requires less time and expense in negotiation or execution.
To implement this policy, we enter into change in control severance agreements with each of our executive officers, including each of our NEOs. The agreements with our executive officers, including each of our NEOs (other than our Chief Executive Officer) require us to provide certain payments and benefits upon a qualifying termination of employment, which includes a termination of employment without cause or where the NEO resigns with good reason, within three months preceding or 12 months following a change in control of our company. The receipt of these payments and benefits are contingent upon the NEO’s execution, delivery, and non-revocation of a release and waiver of claims satisfactory to us following the separation from service. In addition, for six months following termination of employment, and as a condition to the payments and benefits, the NEO must cooperate with any transition efforts that we request and must not disparage us, or our directors, officers, or employees.
We entered into an employment letter with Mr. Woodman in June 2014, the terms of which supersede in their entirety the change in control and severance agreement he executed in January 2014. For descriptions of the change in control severance arrangements with each of our NEOs see “Estimated Payments and Benefits as of December 31, 2017” below.
Arrangements with our Named Executive Officers
Arrangements with Mr. Woodman
Under his employment letter dated June 2, 2014, Mr. Woodman is eligible to receive severance payments and benefits upon a qualifying termination of employment, including a termination of employment in connection with a change in control of our company.
If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason prior to a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 12 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment; and

•
continuation of benefits under The Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 12 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).

If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason within 24 months following a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 24 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment;

•	full accelerated vesting of all of the shares of our common stock subject to his then-outstanding and unvested equity awards, if any; and

•	continuation of benefits under COBRA for 18 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).
These payments and benefits are conditioned on Mr. Woodman’s execution and delivery of an irrevocable release to us within the 60 days following his termination of employment.
Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. Woodman retains, on an after-tax basis, the greatest amount of these payments.
In connection with Mr. Woodman’s Cash Compensation Reduction, we entered into the Waiver Agreement with Mr. Woodman, as discussed above under “2018 Compensation for Chief Executive Officer.”
Arrangements with Mr. Prober
In May 2014, we entered into an employment offer letter with Mr. Prober. Among other things, this letter provided that, subject to the approval of the board of directors, Mr. Prober would be granted an option to purchase 150,000 shares of our Class B common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of his commencement of employment and thereafter in equal monthly installments over an additional 36 months, subject to his continuous service as of each vesting date.
Under his change in control and severance agreement dated June 2, 2014, in the event that we had terminated his employment for any reason other than cause or he had voluntarily resigned his employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Mr. Prober would have been eligible to receive severance payments and benefits as follows:

•	12 months of his then-current base salary;

•	100% of his target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Mr. Prober would have accelerated and become vested and exercisable in full immediately prior to his separation from service.

Further, if we had undergone a change in control, any payments that would have been “parachute payments” within the meaning of Section 280G of the Code would have been reduced so that Mr. Prober would have retained, on an after-tax basis, the greatest amount of these payments.

In connection with the restructuring, Mr. Prober’s role as Chief Operating Officer ceased on January 5, 2018. He continued to receive his base salary, employee benefits and continued vesting on his equity awards through his termination date of February 16, 2018. In connection with his departure, Mr. Prober received the following payments and benefits under the terms of his Separation Agreement:

•	60 days’ pay in lieu of notice, pursuant to the California WARN Act;

•	Lump sum payment equal to 10 months’ base salary, less applicable state and federal payroll deductions;

•	Payout of cash bonus pursuant to the 2017 Bonus Plan at eligible target based on actual attainment of corporate results;

•	Continuation of benefits under COBRA for 12 months following his termination date; and

•	Accelerated vesting of all RSUs that would have vested had Mr. Prober remained employed with us through February 16, 2019.
Arrangements with Mr. McGee
In September 2015, we entered into an employment offer letter with Mr. McGee. Among other things, this letter provided that, subject to the approval of the board of directors, Mr. McGee would be granted an option to purchase 30,000 shares of our Class A common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of his commencement of employment and thereafter in equal monthly installments over an additional 36 months, subject to his continuous service as of each vesting date. The letter also provided subject to the approval of the board of directors, a grant of 15,000 RSUs to vest in four equal annual installments of 25%, each measured from the date of grant, subject to his continuous service as of each vesting date.
Under his change in control and severance agreement dated September 28, 2015, in the event that we terminate his employment for any reason other than cause or he voluntarily resigns his employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Mr. McGee is eligible to receive severance payments and benefits as follows:

•	12 months of his then-current base salary;

•	100% of his target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Mr. McGee will accelerate and become vested and exercisable in full immediately prior to his separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. McGee retains, on an after-tax basis, the greatest amount of these payments.
Arrangements with Ms. Zezima
In August 2013, we entered into an employment offer letter with Ms. Zezima. Among other things, this letter provided that, subject to the approval of the board of directors, Ms. Zezima would be granted an option to purchase 75,000 shares of our Class B common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of her commencement of employment and thereafter in equal monthly installments over 36 months thereafter, subject to her continuous employment as of each vesting date.

Under her change in control and severance agreement dated January 13, 2014, in the event that we had terminated her employment for any reason other than cause or she voluntarily resigned her employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Ms. Zezima would have been eligible to receive severance payments and benefits as follows:

•	12 months of her then-current base salary;

•	100% of her target annual bonus or, if greater, her most recent actual annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Ms. Zezima would have accelerated and become vested and exercisable in full immediately prior to her separation from service.

Further, if we had undergone a change in control, any payments that would have been “parachute payments” within the meaning of Section 280G of the Code would have been reduced so that Ms. Zezima would have retained, on an after-tax basis, the greatest amount of these payments.
Sharon Zezima tendered her resignation as our Senior Vice President, Corporate/Business Development, General Counsel and Secretary on January 2, 2018, to be effective on the transition date of March 30, 2018.
As compensation for serving through March 30, 2018, in addition to continuing to receive her current base salary, bonus payout pursuant to the 2017 Bonus Plan, employee benefits, and continued vesting on her equity awards through her termination date, she received the following under the terms of her Transition Incentive Agreement:

•	A lump sum transition bonus payment equal to $140,000, less applicable state and federal payroll deductions;

•	Continuation of benefits under COBRA for four months following her termination date;

•	Accelerated vesting of all RSUs that would have vested had Ms. Zezima remained employed with us through September 30, 2018; and

•
Ms. Zezima’s cash bonus payment pursuant to the 2017 Bonus Plan pro-rated for the year ended December 31, 2018, based on Ms. Zezima’s current target percentage and actual Company performance in 2018, as determined by the compensation and leadership committee in the first quarter of 2019.

Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our NEOs for 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Nicholas Woodman,	2017	800,000	—	—	—	147(4)	800,147
Chief Executive Officer	2016	800,000	—	—	300,000	113,255(5)	1,213,255
	2015	805,128	—	—	—	89(6)	805,217
CJ Prober,(7)	2017	442,481	944,000	937,774	174,227	11,977(8)	2,510,459
former Chief Operating Officer
Brian McGee,	2017	394,808	472,000	468,885	155,456	147(9)	1,491,296
Chief Financial Officer	2016	345,769	428,400	417,352	143,291	3,508(10)	1,338,320
Sharon Zezima,	2017	382,616	330,400	328,219	120,524	10,947(11)	1,172,706
former Senior Vice President, Corporate/Business Development, General Counsel and Secretary	2016	334,616	309,829	301,872	114,797	45,205(12)	1,106,319
	2015	290,494	298,238	296,662	43,000	11,189(13)	939,583

(1)
The amounts reported in this column represent the aggregate grant date value of RSUs made to the NEO in 2017, 2016 and 2015 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The grant date fair value for RSUs is measured based on the closing fair market value of GoPro’s common stock on the date of grant. Note that the amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEO.

(2)
The amounts reported in this column represent the aggregate grant date value of option awards made to the NEO in 2017, 2016 and 2015 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 7 to the audited financial statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the NEO.

(3)
The amounts reported in this column represent the NEO’s annual cash bonus awards, which for 2017, 2016 and 2015, we awarded under the 2017 Bonus Plan, the 2016 Bonus Plan, and the 2015 Bonus Plan, respectively, based on the compensation and leadership committee’s determination of individual and overall company performance.

(4)	The $147 reported represents the value of corporate merchandise.

(5)	The amount reported represents $138 as the value of corporate merchandise and a $113,117 one-time payout of vacation time due to adoption of all our employee discretionary time off program.

(6)	The $89 reported represents the value of corporate merchandise.

(7)	Mr. Prober was promoted to Chief Operating Officer effective January 25, 2017.

(8)	The amount reported includes $10,800 in matching 401(k) account contributions, $147 as the value of corporate merchandise, $1,000 in charitable contribution matching, and $30 in gym benefits.

(9)	The $147 reported represents the value of corporate merchandise.

(10)	The amount reported represents $138 as the value of corporate merchandise and a $3,370 one-time payout of vacation time due to adoption of all our employee discretionary time off program.

(11)	The amount reported includes $10,800 in matching 401(k) account contributions, and $147 as the value of corporate merchandise.

(12)
The amount reported represents $138 as the value of corporate merchandise, a $33,967 one-time payout of vacation time due to adoption of all our employee discretionary time off program, $10,600 matching 401(k) and $500 in charitable contribution matching.

(13)	The amount reported includes $10,600 in matching 401(k) account contributions, $89 as the value of corporate merchandise and $500 in charitable contribution matching.

Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made in 2017 for each of our NEOs under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table. All options and stock awards represented in the table below were granted pursuant to our 2014 Plan, unless otherwise noted.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Approval Date	Threshold ($)(1)	Target ($)	Maximum ($)(2)
Nicholas Woodman	Cash	N/A	—	300,000	1,200,000	2,400,000	—	—	—	—
CJ Prober(4)	Cash	N/A	—	82,965	331,861	663,721	—	—	—	—
	RSU	2/15/2017	1/25/2017	—	—	—	100,000(5)	—	—	944,000
	Option	2/15/2017	1/25/2017	—	—	—	—	227,273(6)	9.44	937,774
Brian McGee(7)	Cash	N/A	—	74,026	296,106	592,212	—	—	—	—
	RSU	2/15/2017	—	—	—	—	50,000(8)	—	—	472,000
	Option	2/15/2017	—	—	—	—	—	113,636(9)	9.44	468,885
Sharon Zezima(10)	Cash	N/A	—	57,393	229,570	459,141	—	—	—	—
	RSU	2/15/2017	—	—	—	—	35,000(11)	—	—	330,400
	Option	2/15/2017	—	—	—	—	—	79,545(12)	9.44	328,219

(1)
As set forth under the 2017 Bonus Plan, the threshold amount represents corporate financial performance of (i) 90% achievement of the revenue target, (ii) 95% achievement of the gross margin (non-GAAP) target, and (iii) 103% achievement of operating expense target, resulting in a payment of 25% of target bonus opportunity.

(2)
As set forth under the 2017 Bonus Plan, the maximum amount represents corporate financial performance (i) above 105% achievement of the revenue target, (ii) above 105% achievement of the gross margin (non-GAAP) target, and (iii) below 97% achievement of operating expense target, resulting in a maximum payment of 200% of target bonus opportunity.

(3)
The amounts reported in this column represent the aggregate grant date value of each award computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock reported in the Option Awards column are set forth in Note 7 to the audited financial statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO.

(4)	Mr. Prober’s estimated future payouts under the 2017 Bonus Plan are prorated reflecting his base salary change in January 2017.

(5)
One-sixth of the total RSUs granted were to vest on August 15, 2017, and an additional 1/6th were to vest semi-annually thereafter until the units were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. Under his Separation Agreement, a total of 33,333 RSUs from this award were accelerated and released to Mr. Prober on his termination date of February 16, 2018. All remaining unvested RSUs from this award were forfeited by Mr. Prober on his termination date of February 16, 2018.

(6)
One-sixth of the total Options granted were to vest on August 15, 2017, and an additional 1/36th were to vest monthly thereafter until the options were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. No adjustments were made to this Option award under his Separation Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end May 16, 2018. All remaining unvested Options from this award were forfeited by Mr. Prober on his termination date of February 16, 2018.

(7)	Mr. McGee’s estimated future payouts under the 2017 Bonus Plan are prorated reflecting his base salary change in February 2017.

(8)
One-sixth of the total RSUs granted will vest on August 15, 2017, and an additional 1/6th will vest semi-annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(9)
One-sixth of the total Options granted will vest on August 15, 2017, and an additional 1/36th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested Options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(10)	Ms. Zezima’s estimated future payouts under the 2017 Bonus Plan are prorated reflecting her base salary changes in February and October 2017.

(11)
One-sixth of the total RSUs granted were to vest on August 15, 2017, and an additional 1/6th were to vest semi-annually thereafter until the units were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. Under her Transition Incentive Agreement, a total of 5,834 RSUs from this award were accelerated and released to Ms. Zezima on her termination date of March 30, 2018. All remaining unvested RSUs from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

(12)
One-sixth of the total Options granted were to vest on August 15, 2017, and an additional 1/36th were to vest monthly thereafter until the options were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. No adjustments were made to this Option award under the Transition Incentive Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end June 30, 2018. All remaining unvested Options from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

Outstanding Equity Awards at December 31, 2017
The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each NEO as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nicholas Woodman	—	—	—	—	—	—
CJ Prober	84,375(2)	18,750(2)	18.40	6/2/2024	3,111(3)	23,550
	9,122(4)	3,757(4)	44.48	2/8/2025	22,849(5)	172,967
	30,303(6)	35,813(6)	10.17	2/10/2026	14,280(5)	108,100
	18,845(6)	22,273(6)	13.36	3/3/2026	83,334(7)	630,838
	63,137(8)	164,136(8)	9.44	2/14/2027	—	—
Brian McGee	16,875(9)	13,125(9)	28.54	10/14/2025	7,500(10)	56,775
	39,783(11)	47,017(11)	10.71	2/2/2026	30,000(12)	227,100
	31,568(13)	82,068(13)	9.44	2/14/2027	41,667(14)	315,419
Sharon Zezima	54,656(15)	—	15.59	9/15/2023	3,353(16)	25,382
	9,830(17)	4,049(17)	44.48	2/8/2025	22,849(18)	172,967
	30,303(19)	35,813(19)	10.17	2/10/2026	29,167(20)	220,794
	22,098(21)	57,447(21)	9.44	2/14/2027	—	—

(1)
Represents the fair market value of a share of our common stock. For options granted pre-IPO, market value was determined by our board of directors on the grant date. For options granted after our IPO, market value is the closing price of our stock on date of grant. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) – Critical Accounting Policies and Estimates – Stock-based compensation” included in our Annual Report for a discussion of the valuation of our common stock.

(2)
One-fourth of the total Options granted were to vest on June 2, 2015, and an additional 1/48th were to vest monthly thereafter until the options were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. No adjustments were made to this Option award under his Separation Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end May 16, 2018. All remaining unvested Options from this award were forfeited by Mr. Prober on his termination date of February 16, 2018.

(3)
One-fourth of the total RSUs granted were to vest on February 15, 2016 and an additional 1/4th were to vest annually thereafter, until the units were fully vested subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. Under his Separation Agreement, a total of 1,556 RSUs from this award were accelerated and released to Mr. Prober on his termination date of February 16, 2018.

(4)
One-fourth of the total Options granted were to vest on February 9, 2016, and an additional 1/48th were to vest monthly thereafter until the options were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. No adjustments were made to this Option award under his Separation Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period which will end May 16, 2018. All remaining unvested Options from this award were forfeited by Mr. Prober on his termination date of February 16, 2018.

(5)
One-fourth of the total RSUs granted in each award were to vest on February 15, 2017, and an additional 1/4th in each award were to vest annually thereafter until the units were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. Under his Separation Agreement, a total of 7,616 RSUs and 4,760 RSUs, respectively, from these awards were accelerated and released to Mr. Prober on his termination date of February 16, 2018. All remaining unvested RSUs from these awards were forfeited by Mr. Prober on his termination date of February 16, 2018.

(6)
One-fourth of the total Options granted in each award were to vest on February 11, 2017, and an additional 1/48th in each award were to vest monthly thereafter until the options were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. No adjustments were made to either of these Option awards under his Separation Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end May 16, 2018. All remaining unvested Options from this award were forfeited by Mr. Prober on his termination date of February 16, 2018.

(7)
One-sixth of the total RSUs granted were to vest on August 15, 2017, and an additional 1/6th were to vest semi-annually thereafter until the units were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. Under his Separation Agreement, a total of 33,333 RSUs from this award were accelerated and released to Mr. Prober on his termination date of February 16, 2018. All remaining unvested RSUs from this award were forfeited by Mr. Prober on his termination date of February 16, 2018.

(8)
One-sixth of the total Options granted were to vest on August 15, 2017, and an additional 1/36th were to vest monthly thereafter until the options were fully vested, subject to Mr. Prober’s continued service to the Company through each vesting date. On January 5, 2018, Mr. Prober’s role ceased in connection with the restructuring. No adjustments were made to this Option award under his Separation Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end May 16, 2018. All remaining unvested Options from this award were forfeited by Mr. Prober on his termination date of February 16, 2018.

(9)
One-fourth of the total Options granted will vest on September 28, 2016, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested Options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(10)
One-fourth of the total RSUs granted will vest on October 15, 2016, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(11)
One-fourth of the total Options granted will vest on February 3, 2017, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested Options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(12)
One-fourth of the total RSUs granted will vest on February 15, 2017, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(13)
One-sixth of the total Options granted will vest on August 15, 2017, and an additional 1/36th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested Options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(14)
One-sixth of the total RSUs granted will vest on August 15, 2017, and an additional 1/6th will vest semi-annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(15)
One-fourth of the total Options granted were to vest on July 29, 2014, and an additional 1/48th were to vest monthly thereafter until the options were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. No adjustments were made to this Option award under her Transition Incentive Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end June 30, 2018.

(16)
One-fourth of the total RSUs granted were to vest on February 15, 2016, and an additional 1/4th were vest annually thereafter until the units were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. No adjustments were made to this RSU award under her Transition Incentive Agreement. All remaining unvested RSUs from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

(17)
One-fourth of the total Options granted were to vest on February 9, 2016, and an additional 1/48th were to vest monthly thereafter until the options were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. No adjustments were made to this Option award under her Transition Incentive Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end June 30, 2018. All remaining unvested Options from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

(18)
One-fourth of the total RSUs granted were to vest on February 15, 2017, and an additional 1/4th were to vest annually thereafter until the units were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. No adjustments were made to this RSU award under her Transition Incentive Agreement. All remaining unvested RSUs from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

(19)
One-fourth of the total Options granted were to vest on February 11, 2017, and an additional 1/48th were to vest monthly thereafter until the options were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. No adjustments were made to this Option award under her Transition Incentive Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end June 30, 2018. All remaining unvested Options from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

(20)
One-sixth of the total RSUs granted were to vest on August 15, 2017, and an additional 1/6th were to vest semi-annually thereafter until the units were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. Under her Transition Incentive Agreement, a total of 5,834 RSUs from this award were accelerated and released to Ms. Zezima on her termination date of March 30, 2018. All remaining unvested RSUs from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

(21)
One-sixth of the total Options granted were to vest on August 15, 2017, and an additional 1/36th were to vest monthly thereafter until the options were fully vested, subject to Ms. Zezima’s continued service to the Company through each vesting date. On January 2, 2018, Ms. Zezima resigned and entered into a Transition Incentive Agreement related to her separation from the Company. No adjustments were made to this Option award under her Transition Incentive Agreement. Vested outstanding stock options remain exercisable through our standard, post-termination 3-month grace period, which will end June 30, 2018. All remaining unvested Options from this award were forfeited by Ms. Zezima on her termination date of March 30, 2018.

Option Exercises and Stock Vested
The following table provides information concerning the exercise of options and the vesting of RSUs in 2017 for each NEO as of December 31, 2017. Value realized on option exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized on vesting of RSUs is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Nicholas Woodman	—	—	500,000	4,397,500
CJ Prober	—	—	30,598	296,178
Brian McGee	—	—	22,083	210,780
Sharon Zezima	—	—	15,125	145,347
Estimated Payments and Benefits as of December 31, 2017
The following table sets forth the estimated payments and benefits that would be received by each of the NEOs upon a change in control of GoPro, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control in GoPro. This table reflects amounts payable to each NEO assuming that his or her employment was terminated on December 31, 2017, and the change in control of GoPro also occurred on that date. The closing market price per share of our common stock on December 29, 2017, was $7.57.

	Change In Control			Termination of Employment No Change in Control				Termination of Employment Change in Control
Named Executive Officer	Accelerated Vesting of Equity Awards ($)(1)	Excise Tax Payment ($)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)	Excise Tax Payment ($)	Total ($)
Nicholas Woodman	—	—	—	3,200,000	36,000	—	3,236,000	5,200,000	54,000	—	—	5,254,000
CJ Prober(2)	—	—	—	—	—	—	—	787,500	36,000	935,455	—	1,758,955
Brian McGee	—	—	—	—	—	—	—	700,000	36,000	599,294	—	1,335,294
Sharon Zezima(3)	—	—	—	—	—	—	—	672,000	36,000	419,143	—	1,127,143

(1)
The value of the accelerated vesting of outstanding and unvested equity awards has been calculated based on the closing market price of GoPro common stock on Nasdaq on December 29, 2017, which was $7.57 per share, less, if applicable, the exercise price of each outstanding and unvested stock option.

(2)
Mr. Prober’s employment terminated in connection with the restructuring on February 16, 2018. The terms of his Separation Agreement are outlined above in the Severance and Change in Control Arrangements section.

(3)	Ms. Zezima resigned and terminated employment on March 30, 2018. The terms of her Transition Incentive Agreement are outlined above in the Severance and Change in Control Arrangements section.
CEO Pay Ratio
Our ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all our employees (excluding our Chief Executive Officer) for 2017 is approximately 5.3 to 1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, to be a reasonable estimate, based upon the assumptions and adjustments described below. As disclosed in the 2017 Summary Compensation Table, the annual total compensation for 2017 for our Chief Executive Officer was $800,147. The median of the annual total compensation for 2017 for all our employees (excluding our Chief Executive Officer) was $151,857. In identifying the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of December 31, 2017 (the “employee population determination date”). We considered all individuals (excluding our Chief Executive Officer) who were employed by us on a worldwide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal or temporary basis, including employees on a partial-year leave of absence. The compensation measure used for purposes of identifying the median employee was total direct compensation, which consisted of earned salary or wages, earned cash incentives (including commissions and bonuses), and the grant date fair value of equity incentive awards granted in 2017, calculated in each case using the same methodology we use for calculating the compensation, including the value of equity awards, of our NEOs to be reported in our Summary Compensation Table. In the case of foreign employees, total direct compensation also included “13th month pay” and any holiday allowance that was statutorily required to be paid as we view such compensation to be akin to earned salary or wages, and all amounts were converted to U.S. dollars using exchange rates in effect on the employee population determination date, without making any cost of living adjustments for employees outside of the United States. We also annualized the cash compensation of any permanent employees that were not employed by us for all of 2017. We believe our methodology represents a consistently applied compensation measure that strikes a balance in terms of administrative burden while consistently treating the primary compensation components for our worldwide employee population.
After identifying the initial median employee, in calculating the annual total compensation of such employee in accordance with SEC rules, we determined that such employee’s annual total compensation for 2017 had anomalous compensation characteristics in that the employee received a new hire equity grant in 2017, which is not standard or representative of the compensation typically paid to our employees on an annual basis, and inclusion of such grant would have a significant impact on the pay ratio.  As a result, we substituted this employee for another employee, who had substantially similar compensation based on total direct compensation, which did not include any new hire grant. We calculated the annual compensation for the final median employee using the same methodology we use to calculate the amount reported for our NEOs in the “Total” column of the Summary Compensation Table.

REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE
This report of the compensation and leadership committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation and leadership committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation and leadership committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.
Submitted by the Compensation and Leadership Committee
Peter Gotcher, Chair
Susan Lyne
Frederic Welts
Lauren Zalaznick

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2017, with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Right ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities) Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	19,279,215	11.163856	16,996,387(3)
Equity compensation plans not approved by security holders	—(4)	—	—
Total	19,279,215	11.163856	16,996,387

(1)	Includes our 2010 Plan, grants assumed under the Sparrow Acquisition Plan (“SAP Plan”), and our 2014 Plan. Excludes purchase rights accruing under our 2014 Employee Stock Purchase Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, because RSUs have no exercise price.

(3)
There are no shares of common stock available for issuance under our 2010 Plan or under the SAP Plan, but those plans will continue to govern the terms of options or awards granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2010 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2014 Plan. In addition, the number of shares reserved for issuance under our 2014 Plan increased automatically by 4,963,754 on January 1, 2018 and will increase automatically on the first day of January of each of 2019 through 2024 by the number of shares equal to 3% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors. There are 6,074,199 shares of Class A common stock available for issuance under the 2014 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2014 Employee Stock Purchase Plan increased automatically by 1,654,584 on January 1, 2018 and will increase automatically on the first day of January of each year during the term of the 2014 Employee Stock Purchase Plan by the number of shares equal to 1% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors.

(4)
Excludes outstanding 12,844 RSUs that were assumed as part of an acquisition. In connection with the acquisition, GoPro has only assumed the outstanding RSUs, but not the plan itself, and therefore, no further awards may be granted under the acquired-company plan.

RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1 – Election of Directors – Director Compensation,” respectively, since January 1, 2017, we were a party to the following transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Offer Letters and Change In Control Agreements
We have entered into offer letters and change in control severance agreements with our executive officers that, among other things, provide for severance and change in control benefits. See “Executive Compensation – Employment, Severance and Change in Control Agreements” for information about these agreements.
Indemnification of Directors
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our restated certificate of incorporation and amended and restated bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.
Other Transactions
The Company incurs costs for Company-related chartered aircraft fees for the use of Mr. Woodman’s private plane. The Company recorded expense of $0.1 million, $0.5 million and $0.7 million in 2017, 2016 and 2015, respectively. As of December 31, 2017, and 2016, the Company had no accounts payable associated with these aircraft fees.
In 2017, the Company obtained services from SurveyMonkey whose CEO, Alexander Lurie, is a member of the Company’s board of directors. Because the Company prepaid the expense in 2016 (a total of $210,000, including services from 2016 through 2017), the Company recorded expense of $0.00 in 2017. As of December 31, 2017, the Company had no accounts payable associated with SurveyMonkey.
Adam Dornbusch, who was employed by the Company from June 17, 2013 to December 2, 2016, married the daughter of our former board member Michael Marks in July 2015. In 2017, Mr. Dornbusch received total compensation of $140,060, which comprises a severance payment related to his separation from the Company. Mr. Marks did not have any financial interest in the compensation of Mr. Dornbusch as a GoPro employee.
As discussed above under 2018 Compensation for Chief Executive Officer, on January 4, 2018, Mr. Woodman and the Company entered into the Waiver Agreement, pursuant to which the Company and Mr. Woodman agreed that Mr. Woodman would receive a nominal salary of $1 and no target 2018 cash bonus for the year ending December 31, 2018.

Review, Approval or Ratification of Transactions with Related Parties
Our Corporate Governance Guidelines and our Related Party Transactions policy requires that any transaction with a related party that must be reported under applicable rules of the SEC (other than compensation-related matters), must be reviewed and approved or ratified by our audit committee (other than transactions that are subject to review by our board of directors as a whole or any other committee of our board of directors). In approving or rejecting any such proposal, our audit committee will consider the relevant and available facts and circumstances, including, but not limited to, the extent of the related person’s interest in the transactions, the material facts of the proposed transaction, including the proposed aggregate value of such transaction and whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee of our board of directors is composed of three independent outside directors. The audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2017. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to AS No. 1301 “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board.
The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from GoPro.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Kenneth Goldman, Chair
Peter Gotcher
Lauren Zalaznick

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Secretary at GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402, Attn: Secretary.
To be timely for the 2019 Annual Stockholder’s Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than 5:00 p.m. (Pacific Time) on February 21, 2019 and not later than 5:00 p.m. (Pacific Time) on March 23, 2019. A stockholder’s notice to the Secretary must set forth each matter the stockholder proposes to bring before the annual meeting and the information required by our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2019 Annual Meeting must be received by the Secretary no later than December 27, 2018 in order to be considered for inclusion in our proxy materials for that annual meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2017.
Available Information
GoPro will mail without charge, upon written request, a copy of GoPro’s Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
GoPro, Inc.
3000 Clearview Way
San Mateo, California 94402
Attn: Investor Relations
“Householding” — Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are GoPro stockholders will be “householding” our Annual Report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of Annual Report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions by calling 1-866-540-7095 or writing to: Broadridge House Holding Department, 51 Mercedes Way, Edgewood, NY 11717.

Upon written or oral request, GoPro will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials, you may write GoPro’s Investor Relations department at 3000 Clearview Way, San Mateo, California 94402, Attn: Investor Relations or call (855) GOPROHD or (855) 467-7643.
Any stockholders who share the same address and currently receive multiple copies of GoPro’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or GoPro’s Investor Relations department at the address or telephone number listed above.
OTHER MATTERS
The board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

APPENDIX A

GOPRO, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2.    SHARES SUBJECT TO THE PLAN.
2.1.    Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 13,470,229 plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2010 Equity Incentive Plan (the “Prior Plan”) on the Effective Date (as defined below), (ii) shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date, (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited, (iv) shares issued under the Prior Plan that are repurchased by the Company at the original issue price and (v) shares that are subject to stock options or other awards under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award. Provided, however, that shares reserved and available for grant and issuance pursuant to subpart (i) – (v) of this Section 2.1 shall be issuable as Common Stock of the Company regardless of their series or class under the prior plan.
2.2.    Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3.    Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4.    Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be automatically increased January 1 of each of the calendar years 2015 through 2024, by the lesser of (i) three percent (3%) of the number of Shares, Share equivalents, Class B Common Stock shares, and Class B Common Stock equivalents outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Shares determined by the Board.
2.5.    Limitations. No more than 134,702,290 Shares shall be issued pursuant to the exercise of ISOs.
2.6.    Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including shares reserved under sub-clauses (i)-(v) of Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 or to a Non-Employee Director in Section 12 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
3.    ELIGIBILITY. ISOs may be granted only to eligible Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to be granted more than Three Million (3,000,000) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees (including new Employees who are also officers and directors of the Company or any Parent, Subsidiary or Affiliate) are eligible to be granted up to a maximum of Six Million (6,000,000) Shares in the calendar year in which they commence their employment.
4.    ADMINISTRATION.
4.1.    Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)    construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)    select persons to receive Awards;
(d)    determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)    determine the number of Shares or other consideration subject to Awards;
(f)    determine the Fair Market Value and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;
(h)    grant waivers of Plan or Award conditions;
(i)    determine the vesting, exercisability and payment of Awards;
(j)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)    determine whether an Award has been earned;
(l)    determine the terms and conditions of any, and to institute any Exchange Program;
(m)    reduce or waive any criteria with respect to Performance Factors;

(n)    adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;
(o)    adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;
(p)    make all other determinations necessary or advisable for the administration of this Plan; and
(q)    delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.
4.2.    Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.
4.3.    Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.
4.4.    Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5.    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries and Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries and Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (iii) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, or any other applicable law.
5.    OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:
5.1.    Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2.    Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3.    Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4.    Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5.    Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6.    Termination of Service.
(a)    Not for Death, Disability or Cause. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.
(b)    Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(c)    Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the date Participant’s Service terminates (with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) six (6) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.
(d)    Cause. If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s date of termination of Service, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause shall have the meaning set forth in the Plan.
5.7.    Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8.    Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9.    Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10.    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.    RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
6.1.    Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
6.2.    Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.
6.3.    Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
6.4.    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
7.    STOCK BONUS AWARDS. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
7.1.    Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
7.2.    Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.3.    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
8.    STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
8.1.    Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
8.2.    Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.3.    Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.
8.4.    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
9.    RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.
9.1.    Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.2.    Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.
9.3.    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
10.    PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant, or Director of a cash bonus or an award of Performance Shares denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards shall be made pursuant to an Award Agreement.
10.1.    Terms of Performance Shares. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than $1,000,000 in Performance Awards in any calendar year under this Plan.
10.2.    Value, Earning and Timing of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.
10.3.    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
11.    PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)    by cancellation of indebtedness of the Company to the Participant;
(b)    by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c)    by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;
(d)    by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)    by any combination of the foregoing; or

(f)    by any other method of payment as is permitted by applicable law.
12.    GRANTS TO NON-EMPLOYEE DIRECTORS. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. The value of the Awards granted to a Non-Employee Director pursuant to this Section 12 in any calendar year shall not exceed $700,000. The value of Awards for purposes of complying with this maximum shall be determined based on grant date value as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology, based on a three-month trailing average of the Company’s closing stock price, or other accepted valuation methodology consistent with then-current accounting standards (as applied in a generally consistent manner among similar awards granted in the same year), and (b) for all Awards other than Options and SARs, grant date fair value will be determined based on a three-month trailing average of the Company’s closing stock price, or other accepted valuation methodology consistent with then-current accounting standards (as applied in a generally consistent manner among similar awards granted in the same year).
12.1.    Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.
12.2.    Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.3.    Election to receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.
13.    WITHHOLDING TAXES.
13.1.    Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax and social insurance requirements or any other tax liability legally due from the Participant.
13.2.    Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or (iv) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
14.    TRANSFERABILITY.
14.1.    Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.
14.2.    Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company or its Parent or any Subsidiary, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.
15.    PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1.    Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any dividend equivalent rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.
15.2.    Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
16.    CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
17.    ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.    REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval, the Committee may (i) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (ii) with the consent of the respective Participants (unless not required pursuant to Section 5.8 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.
19.    SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20.    NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.
21.    CORPORATE TRANSACTIONS.
21.1.    Assumption or Replacement of Awards by Successor. In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under the Plan shall be subject to the agreement evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction.
(a)    The continuation of an outstanding Award by the Company (if the Company is the successor entity).
(b)    The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code.
(c)    The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Awards (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code).
(d)    The full acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.
(e)    The settlement of the full value of such outstanding Award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a Fair Market Value equal to the required amount, followed by the cancellation of such Awards; provided however, that such Award may be cancelled if such Award has no value, as determined by the Committee, in its discretion. Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Participant’s continued service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which the Award would have become vested or exercisable.

For purposes of this Section 21.1(e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.
The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. In addition, in the event such successor or acquiring corporation refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.
21.2.    Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
21.3.    Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22.    ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
23.    TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).
24.    AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.
25.    NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26.    INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.
27.    ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY.  All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
28.    DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1.    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
28.2.    “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.
28.3.    “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award and country-specific appendix thereto for grants to non-U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee's delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4.    “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.
28.5.    “Board” means the Board of Directors of the Company.
28.6.    “Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual agreement or Award Agreement with any Participant, provided that such document supersedes the definition provided in this Section 28.6.
28.7.    “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.8.    “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
28.9.    “Common Stock” means the Class A common stock of the Company.
28.10.    “Company” means GoPro, Inc., or any successor corporation.
28.11.    “Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.
28.12.    “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
28.13.    “Director” means a member of the Board.
28.14.    “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
28.15.    “Effective Date” means the day immediately prior to the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.
28.16.    “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
28.17.    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.18.    “Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.
28.19.    “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
28.20.    “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(a)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)    if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(c)    in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or
(d)    if none of the foregoing is applicable, by the Board or the Committee in good faith.
28.21.    “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
28.22.    “IRS” means the United States Internal Revenue Service.
28.23.    “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.
28.24.    “Option” means an award of an option to purchase Shares pursuant to Section 5.
28.25.    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.26.    “Participant” means a person who holds an Award under this Plan.
28.27.    “Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of the Plan.
28.28.    “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)    Profit Before Tax;
(b)    Billings;
(c)    Revenue;
(d)    Net revenue;
(e)    Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);
(f)    Operating income;
(g)    Operating margin;
(h)    Operating profit;
(i)    Controllable operating profit, or net operating profit;
(j)    Net Profit;

(k)    Gross margin;
(l)    Operating expenses or operating expenses as a percentage of revenue;
(m)    Net income;
(n)    Earnings per share;
(o)    Total stockholder return;
(p)    Market share;
(q)    Return on assets or net assets;
(r)    The Company’s stock price;
(s)    Growth in stockholder value relative to a pre-determined index;
(t)    Return on equity;
(u)    Return on invested capital;
(v)    Cash Flow (including free cash flow or operating cash flows)
(w)    Cash conversion cycle;
(x)    Economic value added;
(y)    Individual confidential business objectives;
(z)    Contract awards or backlog;
(aa)    Overhead or other expense reduction;
(bb)    Credit rating;
(cc)    Strategic plan development and implementation;
(dd)    Succession plan development and implementation;
(ee)    Improvement in workforce diversity;
(ff)    Customer indicators;
(gg)    New product invention or innovation;
(hh)    Attainment of research and development milestones;
(ii)    Improvements in productivity;
(jj)    Bookings;
(kk)    Attainment of objective operating goals and employee metrics; and
(ll)    Any other metric that is capable of measurement as determined by the Committee.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
28.29.    “Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.
28.30.    “Performance Share” means an Award granted pursuant to Section 10 or Section 12 of the Plan.
28.31.    “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
28.32.    “Person” shall have the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
28.33.    “Plan” means this GoPro, Inc. Amended and Restated 2014 Equity Incentive Plan.
28.34.    “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
28.35.    “Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.
28.36.    “Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.
28.37.    “SEC” means the United States Securities and Exchange Commission.
28.38.    “Securities Act” means the United States Securities Act of 1933, as amended.
28.39.    “Service” shall mean service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate of the Company, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Company may make such provisions respecting suspension of or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Except as set forth in this Section 28.39, an employee shall have terminated employment as of the date he or she ceases to provide services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

28.40.    “Shares” means shares of the Common Stock and the common stock of any successor security.
28.41.    “Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.
28.42.    “Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.
28.43.    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.44.    “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.45.    “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

GOPRO, INC.
2014 EQUITY INCENTIVE PLAN
FRENCH SUBPLAN
 1. Introduction.
The Board of Directors (the “Board”) of GoPro, Inc. (the “Company”) has established the GoPro, Inc. 2014 Equity Incentive Plan (the “U.S. Plan”) to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, including those at the Company’s French Subsidiaries, of which the Company holds directly or indirectly at least 10% of the share capital (each a “French Entity”), by offering them an opportunity to participate in the Company’s future performance through the grant of Awards.
Sections 4.1(o) and 4.5 of the U.S. Plan authorize the Committee (as defined in the U.S. Plan) to establish subplans and to modify the terms and conditions of any award granted to individuals outside the United States to the extent the Committee determines such actions to be necessary or advisable or to comply or facilitate compliance with applicable foreign laws and regulations. The Committee has determined that it is advisable to establish a subplan for the purpose of permitting restricted stock units (“RSUs”) granted to employees or officers of a French Entity to qualify for the specific tax and social security treatment available for such grants in France. The Committee, therefore, intends to establish a subplan of the U.S. Plan for the purpose of granting RSUs that qualify for the specific tax and social security treatment in France applicable to Company shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (“French-Qualified RSUs”), to qualifying employees who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”). The terms of the U.S. Plan, as set out in Appendix A hereto, are subject to the limitations in the following rules, and together constitute the rules of the GoPro, Inc. 2014 Equity Incentive Plan French Subplan (this “French Subplan”).
Under this French Subplan, French Participants will be granted RSUs only as defined in Section 2 hereunder. The provisions of the U.S. Plan permitting the grant of incentive stock options, nonqualified stock options, restricted stock awards, stock bonus awards, stock appreciation rights and performance awards are not applicable to grants made under this French Subplan.
2. Definitions.
Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:
(a) RSUs.
The term “RSUs” shall mean an award granted pursuant to Sections 9 and 12 of the U.S. Plan which is a promise by the Company to issue one Share for each RSU granted to a French Participant, at the end of a specified restricted period, provided certain vesting requirements are satisfied, for no consideration and to which any dividend and voting rights shall attach only upon the issuance of Shares at the time of vesting of the RSUs. RSUs will not be settled in cash.
(b) Date of Grant.
The term “Date of Grant” shall mean the date on which the Committee both (1) designates the French Participant, and (2) specifies the terms and conditions of the RSUs, including the number of Shares to be issued at a future date, the conditions for the vesting of the RSUs and the conditions for the issuance of the Shares underlying the RSUs by the Company, if any, and the conditions for the transferability of the Shares once issued, if any.
 (c) Vesting Date.

The term “Vesting Date” shall mean the date on which French Participants are entitled to receive the Shares related to the RSUs, as specified by the Committee. To qualify for the French specific tax and social security regime, such Vesting Date shall not occur prior to the expiration of the minimum mandatory vesting period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended and applicable as of the Date of Grant, or the relevant sections of the French Tax Code or the French Social Security Code, as amended. Any additional conditions for the vesting may be provided for in the RSU award agreement for French Participants or other writing evidencing the RSUs provided by the Company.
(d) Closed Period.
The term “Closed Period” shall mean such period as set forth in Section L. 225-197-1 of the French Commercial Code, as amended, which is applicable to companies whose shares are listed on a regulated market and is as follows:
(i) Ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or
(ii) Any period during which the corporate management of the Company involved in the governance of the Company (such as the Board or the Committee) possesses confidential information which could, if disclosed to the public, significantly impact the trading price of the Shares, until ten quotation days after the day such information is disclosed to the public.
If the French Commercial Code is amended after adoption of this French Subplan to modify the definition and/or the applicability of the Closed Periods to French-Qualified RSUs, such amendments shall become applicable to any French-Qualified RSUs granted under this French Subplan, to the extent required by French law.
(e) Disability.
The term “Disability” shall mean disability as defined under categories 2 ° and 3 ° of Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.
3. Eligibility to Participate.
(a) Subject to Sections 3(b) and (c) below, any French Participant who, on the Date of Grant and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”), or who is a managing corporate officer of a French Entity (e.g., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), shall, at the discretion of the Committee, be eligible to receive RSUs under this French Subplan, provided that he or she also satisfies the eligibility conditions of the U.S. Plan.
(b) RSUs may not be issued to corporate officers of a French Entity, other than the managing corporate officers (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is an employee of a French Entity as defined by French law and is otherwise eligible to receive RSUs under the U.S. Plan.
(c) RSUs may not be issued under this French Subplan to employees or (managing) corporate officers owning more than ten percent (10%) of the Company’s share capital or to individuals other than eligible employees and (managing) corporate officers of the French Entities.
(d) To the extent permissible under French tax and social security laws, including guidelines and specific tax or social security rulings issued by French tax and social security authorities, any individual who is employed by the Company or a Subsidiary shall be eligible to receive RSUs under this French Subplan (provided that he or she also satisfies the eligibility conditions of the U.S. Plan) even if the individual is not a French tax resident and/or subject to the French social contribution regime on the Date of Grant, and such an individual shall be considered, to the extent applicable, as a French Participant.
4. Conditions of the RSUs.
(a) Vesting of RSUs.

RSUs will not vest prior to the Vesting Date defined under Section 2(c) above and provided any additional conditions for the vesting that may be provided for in the Restricted Stock Unit Award Agreement are satisfied. However, notwithstanding the foregoing, in the event of the death of a French Participant, all of his or her outstanding RSUs shall vest under the conditions set forth in Section 5 of this French Subplan.
(b) Holding of Shares.
The Shares issued pursuant to the RSUs held by the French Participants may be subject to a minimum mandatory holding period which may be required under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific tax and social security regime, and the same may be imposed on such Shares for the French Participants to benefit from the specific tax and social security regime. This holding period will continue to apply even after the French Participant is no longer an employee or (managing) corporate officer of a French Entity or another Subsidiary, except in case of death or Disability of the French Participant.
In addition, the Shares may not be sold or transferred during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guidelines, to the extent Closed Periods are applicable to Shares issued pursuant to this French Subplan.
(c) French Participant’s Account.
To the extent required to benefit from the French specific tax and social security regime, the Shares issued to a French Participant shall be recorded in the name of the French Participant in an account with the Company or a broker or in such other manner as the Company may otherwise determine to ensure compliance with any applicable restrictions and holding periods as provided by French law.
5. Death and Disability.
In the event of the death of a French Participant, any outstanding RSUs become transferable to the French Participant’s heirs, who can request the issuance of the Shares related to all outstanding RSUs within six months following the death of the French Participant. If Shares are not requested by the heirs within such six-month period, any outstanding RSUs will be forfeited at the end of such six-month period.
The French Participant’s heirs are not subject to the restrictions on the sale of Shares set forth in Section 4(b) above, if any.
In the event of Disability of the French Participant, the French Participant will no longer be subject to the restrictions on the sale of Shares set forth in Section 4(b) above, if any.
6. Adjustments and Change in Capital Structure.
In the event of a change in capitalization or a corporate transaction as set forth in Sections 2.6 and 21 of the U.S. Plan, adjustment to the terms and conditions of the French-Qualified RSUs or underlying Shares may be made only in accordance with the U.S. Plan and pursuant to applicable French legal, tax and social security rules.
 Nevertheless, the Committee, in its discretion, may decide to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the RSUs may no longer qualify as French-Qualified RSUs and the specific tax and social security treatment may be lost. Assumption or substitution of the RSUs in case of a corporate transaction as well as an acceleration of vesting or waiver of holding periods, if any, or any other mechanism implemented upon a merger or change of control, or in any other events, may result in the RSUs being no longer eligible to the specific French tax and social security regime.
7. Disqualification of RSUs.
In the event changes are made to the terms and conditions of the RSUs or to the underlying Shares due to any requirements under the applicable laws or by decision of the Company’s shareholders, the Board or the Committee, the RSUs or underlying Shares may no longer qualify for the specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.
If the RSUs or underlying Shares no longer qualify for the specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, the Committee may, provided it is authorized to do so under the U.S. Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the RSUs or the sale of the Shares underlying the RSUs which may have been imposed under this French Subplan or in the RSU award agreement or other writing delivered to the French Participant.
In the event that any Restricted Stock Units or underlying Shares no longer qualify for the specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, the holder of such Restricted Stock Units shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with such Restricted Stock Units or underlying Shares.
8. Interpretation.
It is intended that the RSUs granted under this French Subplan shall qualify for the specific tax and social security treatment applicable to French-Qualified RSUs granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. However, the Company makes no guarantee or undertaking that the RSUs will retain this status. The terms of this French Subplan shall be interpreted according to and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the guidance of the French tax and social security administrations and the relevant guidelines released by the French tax and social security authorities and subject to the fulfillment of legal, tax and reporting obligations, as applicable.
9. Employment Rights.
The adoption of this French Subplan shall not confer upon the French Participants or any employee of a French Entity any employment rights, and shall not be construed as a part of any employment contracts that a French Entity has with its employees.
10. Non-Transferability.
Notwithstanding any provision in the U.S. Plan to the contrary and, except in the case of death, the Restricted Stock Units shall not be transferred to any third party and Shares shall be issued only to the French Participant during his or her lifetime.
 11. Amendments.
Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate this French Subplan at any time.
 12. Effective Date and Term of French Subplan.
This French Subplan is effective as of June 6, 2016.

APPENDIX A
GoPro, Inc. Amended and Restated 2014 Equity Incentive Plan
(see 2014 EIP in Appendix A to the Proxy Statement)

APPENDIX B

Reconciliation of GAAP to Non-GAAP Corporate Performance Measures

2017
GAAP gross margin	32.6%
Stock-based compensation	0.1%
Acquisition-related costs	0.5%
Restructuring costs	0.1%
Non-GAAP gross margin	33.3%

(dollars in thousands)	2017
GAAP operating expenses	547,990
Stock-based compensation	(49,320)
Acquisition-related costs	(3,006)
Bonus expenses	(12,703)
Restructuring costs	(19,658)
Non-GAAP bonus plan operating expenses	463,303

B- 1

GoPro

**_GOPRO, INC._**
**_3000 CLEARVIEW WAY_**
**_SAN MATEO, CA 94402-3710_**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/GPRO2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2018. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order to have the shares voted, your instructions must be received no later than June 4, 2018 by 11:59 P.M. Eastern Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45941-P07652 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**GOPRO, INC.**

**The Board of Directors recommends you vote FOR all of the following nominees:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Nicholas Woodman
02) Kenneth Goldman
03) Peter Gotcher
04) Alexander Lurie
05) Susan Lyne
06) Frederic Welts
07) Lauren Zalaznick

**The Board of Directors recommends you vote FOR the following proposals:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018. | ☐ | ☐ | ☐ |
| 3. Approval of the amendment to the 2014 Equity Incentive Plan to change the limit on awards that may be made to non-employee directors. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) in this document. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

E45942-P07652

**GOPRO, INC.**
**Annual Meeting of Stockholders**
**June 5, 2018 10:00 AM, PDT**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Nicholas Woodman and Brian McGee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOPRO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 5, 2018, at www.virtualshareholdermeeting.com/GPRO2018 and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

*** Exercise Your *Right* to Vote ***

## GOPRO, INC.

GOPRO, INC.
3000 CLEARVIEW WAY
SAN MATEO, CA 94402-3710

E45947-P07652

**Meeting Information**

**Meeting Type:** Annual Meeting
**For holders as of:** April 12, 2018
**Date:** June 5, 2018 **Time:** 10:00 AM, PDT
**Location:** Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/GPRO2018.

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/GPRO2018 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

**See the reverse side of this notice to obtain proxy materials and voting instructions.**

# — Before You Vote —

How to Access the Proxy Materials

**Proxy Materials Available to VIEW or RECEIVE:**
NOTICE AND PROXY STATEMENT AND FORM 10-K

**How to View Online:**
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

**How to Request and Receive a PAPER or E-MAIL Copy:**
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET:* www.proxyvote.com
2) *BY TELEPHONE:* 1-800-579-1639
3) *BY E-MAIL*:* sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 23, 2018 to facilitate timely delivery.

# — How To Vote —

Please Choose One of the Following Voting Methods

**Vote By Internet:**

*Before The Meeting:*
Go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

*During The Meeting:*
Go to *www.virtualshareholdermeeting.com/GPRO2018.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

**Vote By Mail:** You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E45948-P07652

**Voting Items**

**The Board of Directors recommends you vote FOR all of the following nominees:**

1. Election of Directors

**Nominees:**

01) Nicholas Woodman
02) Kenneth Goldman
03) Peter Gotcher
04) Alexander Lurie
05) Susan Lyne
06) Frederic Welts
07) Lauren Zalaznick

**The Board of Directors recommends you vote FOR the following proposals:**

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018.

E45949-P07652